UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Paratek Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022

Notice of Annual Meeting of Shareholders and Proxy Statement

Date: June 8, 2022

75 Park Plaza
3rd Floor
Boston, MA 02116
617-807-6600

Letter to Our Shareholders

Dear Fellow Shareholders,

Paratek delivered strong financial and operational results in 2021, successfully executing against our key objectives despite the challenges presented to the biopharmaceutical and healthcare industries by the COVID-19 pandemic. Importantly, the sales trajectory of NUZYRA® (omadacycline) has continued to validate itself as one of the most successful antibiotic launches in more than a decade. The attributes of NUZYRA enable physicians to continue to generate positive patient stories, and we believe these attributes will be an important solution to address the unrelenting challenges of anti-microbial resistance.

NUZYRA generated net sales of $68.2 million from our core U.S. commercial business, a 76% increase versus the prior year. This outstanding result, which landed at the top end of our 2021 financial guidance range, was achieved despite consistent reductions in patient visits to physician offices and significantly limited access to hospitals for our institutional sales specialists that have been present since the start of the COVID-19 pandemic.

Importantly, strong demand for NUZYRA, coupled with disciplined execution by the Paratek team, has resulted in consistent year-over-year growth in NUZYRA’s core business and a triple-digit compounded annual growth rate since we launched NUZYRA in the U.S. in February 2019. We believe these successes are not only a significant achievement in a healthcare setting challenged by the COVID-19 pandemic, but also a reflection of the clinical importance of and positive patient outcomes from NUZYRA when used across all settings of care.

Last year was an important stage of commercial growth for Paratek as we expanded promotion of NUZYRA into the community-based healthcare setting, ending the year with approximately 50 representatives promoting NUZYRA in both the acute bacterial skin and skin structure infections, or ABSSSI, and community-acquired bacterial pneumonia, or CABP, indications. We have been extremely pleased with the early results of this expansion. Compared to the adoption rate of NUZYRA by hospital-based infectious disease physicians, we have seen earlier adoption among podiatrists, primary-care doctors and a select group of dermatologists. We plan to broaden our reach in the community during 2022 with the addition of approximately 40 more community-based representatives. This is an important step in our longer-term strategy to continue to execute with our approximately 40-person hospital-based sales force, while planning to expand our community care field force to up to 160 sales representatives in a staged approach based upon proven performance over the next several years. To further support our ongoing commitment to the value of scientific exchange, we expect our community-based medical science liaison team to also grow proportionally in 2022, in parallel with the commercial expansion.

Activities under our contract with the Biomedical Advanced Research and Development Authority, or BARDA, continued to progress well as our Company evolves into a valued and trusted partner with the U.S. government to develop solutions for both bioterrorism threats and pandemic preparedness more broadly. In 2021, Paratek also delivered the first procurement of 2,500 anthrax treatment courses of NUZYRA to BARDA under our agreement, thus recognizing approximately $38 million in additional net product sales.

In 2021, we and BARDA amended the original BARDA contract, herein referred to as the amended BARDA contract, to incorporate the development of NUZYRA for both the treatment of pulmonary anthrax and post-exposure prophylaxis (PEP). The additional studies supported by the amended BARDA contract increase the value of our contract with BARDA by $19 million, bringing the potential total value to approximately $304 million.

Together with BARDA, we advanced the in vitro and in vivo work performed for both the anthrax treatment and PEP development programs under the Animal Rule. Efforts last year were focused on evaluation of the in vitro activity against multi drug resistant Bacillus anthracis strains as well as the pharmacokinetics of omadacycline in both rabbit and non-human primate animal models for pulmonary anthrax. The data from these studies support two pilot animal efficacy studies, the first of which is in rabbits and is targeted for top-line data presentation in the fourth quarter of 2022. Our amended BARDA contract formalized the trigger for purchase of the next NUZYRA procurement, valued at $38 million, upon BARDA’s receipt of positive top-line data from this pilot rabbit efficacy study.

The onshoring program for the manufacture of NUZYRA in the U.S. continued to make great progress in 2021. This important work has positioned us to anticipate the U.S. production and commercial availability of NUZYRA tablets in the second half of 2022. A U.S.-based manufacturing infrastructure for a commercially available antibiotic is particularly important in this time of pandemic planning and preparedness and geopolitical uncertainty. To the best of our knowledge, NUZYRA is on track to be the first and only innovative and branded antibiotic capable of manufacturing intermediates, active pharmaceutical ingredient, or API, and finished dosage drugs entirely made in the United States.

Beyond the work with BARDA, we also continued to pursue several compelling life-cycle opportunities for NUZYRA. In June 2021, we announced approval of the sNDA for the oral-only dosing regimen of NUZYRA for the treatment of adults with CABP. This label expansion helps clinicians address the significant gap for an effective, safe and well-tolerated oral antibiotic in the community healthcare setting, potentially eliminating or reducing the need for hospitalization. We believe this approval serves as an important long-term value driver for NUZYRA.

2022 Proxy Statement	1

We also achieved several significant milestones related to our clinical development program with NUZYRA for non-tuberculous mycobacteria, or NTM, a pulmonary disease caused by Mycobacteria abscessus. NTM abscessus is an orphan disease requiring extended or possibly lifelong therapy. With no FDA-approved therapies, there is significant unmet medical need in these patients. The FDA granted NUZYRA orphan drug designation for NUZYRA for the treatment of infections caused by NTM, broadly. Orphan designation for NUZYRA provides Paratek with certain development incentives, including tax credits, exemption from certain FDA application fees and potential market exclusivity, if approved. In October 2021, we announced enrollment of the first patient in Phase 2b study evaluating the safety and efficacy of NUZYRA for the treatment of NTM pulmonary disease caused by Mycobacteria abscessus.

Additionally, we continue to focus on further data generation in NTM, including both nonclinical data and real-world evidence to guide clinicians in the absence of any FDA-approved agents. Several important nonclinical studies were completed in 2021, demonstrating both in vitro and in vivo activity of NUZYRA versus multidrug resistant clinical isolates of Mycobacteria abscessus.

Most recently, the published results of an investigator-initiated study demonstrated NUZYRA having potent activity against M. avium complex, or MAC, in an in vitro pulmonary infection model. Given these encouraging findings, we plan to conduct additional nonclinical studies evaluating the activity of NUZYRA when compared to MAC. There are approximately 100,000 cases of pulmonary MAC in the U.S., approximately 10 times more prevalent than pulmonary Mycobacteria abscessus infection.

Zai Lab Limited, our NUZYRA partner in the greater China region, announced in December 2021 the approval by the National Medical Products Administration, or NMPA, of NUZYRA for the treatment of adults with CABP and ABSSSI, and subsequently launched the product in China prior to year-end. This approval triggered a $6 million milestone payment to Paratek. The NMPA approval further validates the safety and efficacy of NUZYRA in treating serious community-acquired infections and highlights the importance of antibiotics as global products at a time when the need for novel treatment options to address antimicrobial resistance is more urgent than ever.

“We will continue to focus on being disciplined in our capital allocation, our operational deliverables, and meeting our commitments, all the while building long-term value for patients, physicians and our shareholders.”

We recognize that there are complex medical challenges facing the world today, including the critical need for life-saving antibiotics to treat patients suffering from serious hospital and community-acquired infections, the urgent need to support and protect against biological warfare threats, and the unmet need for treatment of certain rare infections. We believe Paratek is uniquely positioned to address and solve these challenges.

We will continue to focus on being disciplined in our capital allocation and delivering upon our operational commitments while building long-term value for patients, physicians and our shareholders.

The opportunities ahead of us to provide a novel life-saving antibiotic to patients motivate us all at Paratek. We would like to thank the patients who have participated in our clinical studies, our employees who have worked tirelessly and passionately to provide NUZYRA for patients in need, and the self-less and dedicated healthcare professionals who are at the bedside of patients, saving lives each and every day.

We thank you for your continued support. Our important mission to develop and commercialize novel life-saving therapies for life threatening diseases or other public health threats for civilian, government and military use depends upon it.

Sincerely,

MICHAEL F. BIGHAM Executive Chairman	EVAN LOH, M.D. Chief Executive Officer

2	2022 Proxy Statement

Notice of Annual Meeting of Shareholders

DEAR SHAREHOLDER:

All Shareholders of record are cordially invited to attend the Annual Meeting of Shareholders of Paratek Pharmaceuticals, Inc., a Delaware corporation, to be held on Wednesday, June 8, 2022 at 9:30 a.m. Eastern Daylight Time. This year’s Annual Meeting will be a “virtual” meeting of shareholders. You can attend the Annual Meeting online, vote your shares electronically, and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting. com/PRTK2022. Prior to the Annual Meeting, you will be able to vote at www.proxyvote.com. This year, we are asking shareholders to consider and vote on the following proposals:

VOTING ITEMS

PROPOSAL		BOARD VOTING RECOMMENDATION	FOR FURTHER DETAILS
1.	To elect our three nominees as Class II directors to serve until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified.	FOR each director nominee	Page 10
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.	FOR	Page 44

Shareholders will also consider any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 11, 2022. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

If you are a shareholder of record, you may virtually attend and vote at the Annual Meeting. Whether or not you expect to virtually attend the Annual Meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you previously received, and submit your proxy by Internet, telephone or signing, dating and returning the proxy card included in these materials. You may still attend the virtual meeting, even if you have already voted by proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a voting instruction form from that record holder.

BACKGROUND
DATE AND TIME
Wednesday, June 8, 2022 at 9:30 a.m. Eastern Daylight Time
LOCATION
www.virtualshareholder meeting.com/PRTK2022
WHO CAN VOTE
You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 11, 2022.
VOTING METHODS
INTERNET
Go to http://www.proxyvote.com to complete an electronic voting instruction form.
TELEPHONE
Dial toll-free 1-800-690-6903 and follow the recorded instructions.
MAIL
Complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.

By Order of the Board of Directors,

WILLIAM M. HASKEL

Corporate Secretary
Boston, Massachusetts
April 22, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 8, 2022

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on Form 10-K on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Investors” section of our website at www.paratekpharma.com. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, by sending an email or written request to: Corporate Secretary, Paratek Pharmaceuticals, Inc., 75 Park Plaza, 3rd Floor, Boston, Massachusetts, 02116, ir@paratekpharma.com. Exhibits, if any, will be provided upon email or written request and payment of an appropriate processing fee.

2022 Proxy Statement	3

4	2022 Proxy Statement

About Paratek

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel life-saving therapies for life-threatening diseases or other public health threats for civilian, government and military use.

Our lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the U.S. for the treatment of adults with community-acquired bacterial pneumonia, or CABP, and acute bacterial skin and skin structure infections, or ABSSSI. We have a collaboration agreement with Zai Lab Limited, or Zai Lab, for the development and commercialization of omadacycline in the greater China region and retain all remaining global rights. The National Medical Products Administration, or NMPA, of China approved NUZYRA for the treatment of CABP and ABSSSI in December 2021.

We exclusively licensed U.S. rights and rights to the greater China territory for SEYSARA® (sarecycline), an FDA approved once-daily oral therapy for the treatment of moderate to severe acne vulgaris, to Almirall, LLC, or Almirall. We retain the development and commercialization rights for sarecycline in the rest of the world.

In 2019, we were awarded a Project BioShield contract from the Biomedical Advanced Research and Development Authority, or BARDA, that, as subsequently amended, represents a total potential value of approximately $304 million to support the development and U.S.-based manufacturing of intermediates, active pharmaceutical ingredient, or API, and finished dosage drugs of NUZYRA for the treatment of pulmonary anthrax.

All references to “Paratek,” the “Company,” “we,” “us” or “our” in this Proxy Statement mean Paratek Pharmaceuticals, Inc.

Our Pipeline

There is a growing scarcity of novel and effective broad-spectrum antibiotics for the treatment of bacterial infections.

*Paratek has global rights with the exception of the greater China region where Paratek has entered into a collaboration agreement with Zai Lab (Shanghai) Co., Ltd.

2022 Proxy Statement	5

Paratek is Well-Positioned for Long-Term Growth

Disciplined Focus on Execution + Future Value Creation

2021 Financial and Business Highlights

Key Highlights

■	NUZYRA Net U.S. sales: Generated $106.1 million, a 173% increase from $38.8 million in the prior year, which includes $68.2 million from the core commercial business and $37.9 million from an initial procurement of 2,500 anthrax treatment courses of NUZYRA under the BARDA contract

■	NUZYRA is establishing itself as one of the most successful antibiotics launches in the last decade: Strong demand coupled with disciplined execution resulted in consistent year-over-year growth in NUZYRA’s core commercial business, with a triple-digit compounded annual growth rate since NUZYRA’s U.S. launch in February 2019.

■	Expansion of NUZYRA into primary care setting: Based on the success and progress of the Company’s NUZYRA community expansion pilot, Paratek executed the first phase of its expansion into the community setting.

■	NTM Rare Disease Development Program: Initiated enrollment in a Phase 2b study to explore use of omadacycline as a treatment for non-tuberculous mycobacteria (NTM) pulmonary infections due to Mycobacterium abscessus (M. abscessus), a rare disease with currently no approved therapies, that the company estimates represent a potential $1 billion addressable market opportunity in the United States.

■	Continued progress of the expanded BARDA Project BioShield anthrax program: Continued to execute and deliver on its contract with BARDA to develop NUZYRA for both the treatment and post-exposure prophylaxis of pulmonary anthrax, a critical bioterrorism threat deemed important to national security by BARDA. These activities include advancing the U.S. onshoring of NUZYRA manufacturing, with commercial tablets being available by the end of 2022, and the execution of animal pharmacokinetic studies to support the pulmonary anthrax development program.

NUZYRA U.S. Revenue (Net)

(In Millions)
Data Since Launch

6	2022 Proxy Statement

■	Approval of NUZYRA in China: The company’s partner in China, Zai Lab Limited, received approval for NUZYRA from the National Medical Products Administration (NMPA) of China for the treatment of adults with CABP and ABSSSI and launched the product in December 2021. Upon approval, Paratek earned a $6 million milestone payment that was recognized as collaboration and royalty revenue during the fourth quarter of 2021.

■	Fiscal responsibility: Disciplined management of operating expenses to preserve cash

■	Supplemental new drug application approval: Received approval from the FDA for an oral-only loading dose regimen for patients diagnosed with CABP

Our Corporate Culture

We are driven by our mission to develop transformative medicines for patients with life-threatening diseases and solutions that lead to positive patient stories. Our vision is to be a leading independent biopharmaceutical company providing novel life-saving products for life-threatening diseases or other public health threats for civilian, government and military use. We were founded and continue to be built on our four core values: purposeful, passionate, resourceful, and collaborative.

We have a disciplined team with proven capabilities to develop and commercialize new treatment solutions for complex medical solutions.	We have unwavering passion for bringing effective solutions to patients, persevering through obstacles, and building momentum to help people, empower physicians, and generate returns for investors.	We use the highest caliber research and development processes to harness the power of tetracycline-based chemistry, innovating to develop new compounds for a multitude of indications.	We are advancing science, working together to develop new compounds, and partnering with others to bring high impact solutions to physicians and openly sharing our progress and perspectives.

Corporate Responsibility and Commitment to Corporate Sustainability

Our Board sets high standards for our employees, officers, directors and suppliers. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for shareholders and to oversee the management of our business. To fulfill its responsibilities and to discharge its duty, our Board follows the procedures and standards that are set forth in our Code of Business Conduct and Ethics, which are subject to modification from time to time as the Board deems appropriate, in our best interests or as required by applicable laws and regulations.

Our industry is highly regulated, and is governed by many international, federal, state, and local laws. It is our policy to conduct activities in compliance with all applicable laws, regulations, and industry standards as well as scientific research standards and guidelines.

Patient safety is our highest priority, and we are committed to providing safe and effective products to our patients. We work closely with government entities, like the FDA, to ensure the safety and efficacy of our products and follow all requirements regarding manufacturing, registration, and promotion of prescription drugs.

We understand that delivering on our mission over the long term requires a focus on corporate responsibility and sustainability, including environmental, social, and governance considerations, or ESG. We are dedicated to the principles of environmental stewardship, social responsibility, good corporate governance and investment in human capital. We believe incorporating these values and practices into our operations not only improves our performance but also creates a sustainable and growth-oriented culture that benefits our employees, customers and patients, and our investors. In order to have more focused ESG accountability and oversight, the Nominating and Corporate Governance Committee intends to amend its charter at its June 2022 meeting to specifically include oversight of ESG matters within that committee of the Board.

2022 Proxy Statement	7

Specifically, we focus on the following:

Patient Support: We are committed to ensuring our life-saving medicines reach as many patients as possible, as quickly as possible. We provide patient support and education programs to enhance the appropriate use of our products and patient product assistance programs for eligible participants.

Environmental Initiatives: We are able to make a difference working with our contract manufacturing and laboratory partners to ensure changes and progress in sustainability efforts. We have made a difference in our supply chain with continuous improvement programs with existing manufacturers to increase our batch sizes and consolidate shipments, thus reducing Paratek’s carbon footprint. We also have partnered with our manufacturers and laboratories to institute continuous improvement programs to reduce impacts to the environment. Perhaps most significantly, Paratek is in the process of qualifying its entire manufacturing chain in the U.S. which would lessen our carbon footprint with more local supply.

Diversity and Inclusion: Diversity and inclusion are an integral part of our culture, whether for our Board or our entire employee base. Our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board. We broadly define diversity and consider different attributes, such as gender, ethnicity, race, national origin, age, disability, veteran status, sexual orientation, and other characteristics as important aspects of diversity to ensure effective corporate governance and risk oversight. Of the current nine members of our Board, and with respect to key diversity metrics, including gender, racial and ethnic data, we have two directors who identify as women, two directors who identify as Asian American, and one director who identifies as African American.

We strive to promote diversity, inclusion, equal opportunity and personal development within our Company. As of March 2022, 71.5% of our workforce is made up of women, racial minorities, veterans and disabled persons. Our organization has an Affirmative Action Plan in place and conducts a diversity analysis on an annual basis. In addition, in accordance with our BARDA relationship, all of our suppliers must meet Federal Acquisition Regulations (FAR) provisions, including but not limited to, Combatting Trafficking in Persons, Equal Opportunity, and Privacy Training. We require quarterly business reviews with all of our suppliers to assess and solicit feedback on ESG initiatives.

Dedication to Employees: We believe in the importance of investing in our employees’ health, safety, wellness, and ongoing professional development. We have multiple offerings that reflect how much we value our employees including: generous health and welfare benefits, total rewards programs, work-life balance initiatives, professional development training and opportunities, tuition reimbursement, corporate sponsored volunteer opportunities and annual summer internship programs. We promote a culture that is ethical and compliant and free from harassment.

Our Covid-19 Response: In response to COVID-19, we have adapted many precautionary measures designed to keep the health and safety of our employees and the public as our highest priority. To that end, we have implemented multiple work practices and safety controls in line with governmental health policy guidelines. We assembled a taskforce to discuss, recommend and implement measures that best ensure employee safety, minimize business disruption and provide regular communication and updates to our workforce. In addition to providing our employees with excellent, affordable healthcare coverage, we have supported our employees throughout the pandemic in a multitude of ways. Our office-based employees have been permitted to work from home since early March 2020. Our customer-facing personnel are operating through a hybrid model of both virtual and in-person engagement in a manner compliant with guidance issued by the Centers for Disease Control and Prevention and other state and local mandates. We have adapted our technology and provided tools and other resources that allow our employees to continue to work effectively. We have also sponsored activities designed to provide personal well-being to our employees and assist them with staying connected and engaged. As a result of these and other actions, we continue to operate with minimal disruption to our business.

Community Involvement: Supporting and giving back to the communities in which we live and work are at the core of our values. Through both corporate initiatives and the individual contributions of our employees, we seek to make a difference to those in need.

8	2022 Proxy Statement

Our Board of Directors

*	If elected at the Annual Meeting.

2022 Proxy Statement	9

Performance against Our Metrics

OUR GOALS	OUR METRICS		OUR PERFORMANCE

	■	Achieve (+/-) NUZYRA net core commercial product sales of $75M	■	Partially achieved
	■	Fulfill requirements to achieve receipt of BARDA-NUZYRA net product revenues of >$35m (Procurement #2)	■	Not achieved since BARDA changed procurement trigger
	■	Maintain a Board- approved cash nadir amount as of December 31, 2021	■	Successfully achieved

	■	Ensure a continuous, uninterrupted ex-factory supply of NUZYRA	■	Successfully achieved
	■	BARDA milestone: Progress anthrax animal rule development program in pulmonary anthrax with initiation of animal PK studies	■	Successfully achieved
	■	Conduct activities ethically and in compliance in all material respects with the company’s policies and code of business conduct	■	Successfully achieved

	■	Approval of sNDA for oral-only loading dose regimen for patients diagnosed with CABP	■	Successfully achieved

	■	Identify opportunity to transact co-promote/ in-license/purchase for an additional asset with potential for near term revenue opportunity	■	Successfully achieved

	■	Reduction in direct cost of tablets sold of 5%	■	Successfully achieved
	■	Generate additional in vitro and/or in vivo data on pathogens of interest to support further government opportunities	■	Successfully achieved
	■	Initiate Phase 2b clinical study in NTM	■	Successfully achieved
	■	Identify opportunity for a NUZYRA or SEYSARA ex-U.S. partnership	■	Successfully achieved
	■	Submit term sheet to in-license/purchase a development asset with potential to secure non-dilutive development funding	■	Successfully achieved; term sheet declined
	■	Obtain additional government contract/purchase for NUZYRA beyond Project BioShield	■	Not achieved

■  Renegotiated product supply agreements and identified product packaging enhancements that created cost savings and operational efficiencies

■  Deferred validation work for U.S.-based supply chain in order to redeploy capital to other strategic priorities

■  Reduced office footprint and implemented new systems that resulted in additional cost savings

■ Stabilized sales force retention ■ Implemented 10th sales region
■ Expanded BARDA contract to include program to develop omadacycline for post-exposure prophylaxis treatment of anthrax that increased contract value by $19M

■  Granted orphan drug designation for omadacycline for the treatment of NTM

■  Mitigated supply chain and other business disruptions due to the ongoing COVID-19 pandemic

■  Unplanned FDA pharmacovigilance inspection resulted in zero observations noted

■  Expanded the Medical Science Liaison role to support healthcare providers in the community setting

■  Enhanced NUZYRA’s body of medical evidence

10	2022 Proxy Statement

ITEM 1: Election of Directors

Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, will serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board presently has nine members. There are three directors in the class whose term of office expires in 2022. There are three persons nominated by our Board for election at the 2022 Annual Meeting of Shareholders, or the Annual Meeting, each of which is currently a director of Paratek. If elected at the Annual Meeting, each of these nominees would serve until the 2025 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation, or removal. Our policy is to encourage directors and nominees for director to attend our annual meetings. All of our directors then in office attended the 2021 annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present online at the Annual Meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Paratek. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

FOR THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE.	VOTE REQUIRED

2022 Proxy Statement	11

Item 1: Election of Directors

Our Board

The following sets forth certain information as of April 11, 2022, with respect to our directors, including the three individuals nominated for election by our Board at the Annual Meeting.

12	2022 Proxy Statement

Item 1: Election of Directors

Board Snapshot

Qualifications and Attributes

	MICHAEL F. BIGHAM	THOMAS J. DIETZ, PH.D.	TIMOTHY R. FRANSON, M.D.	MINNIE BAYLOR-HENRY	ROLF K. HOFFMANN	EVAN LOH, M.D.	KRISTINE PETERSON	ROBERT S. RADIE	JEFFREY STEIN, PH.D.
Public Company Board Experience
Industry Experience
Biopharma
Anti-Infective
Functional Expertise
Chief Executive Officer/General Manager
Business Development
Drug Development
Finance
Sales & Marketing
Accreditations
Ph.D.
M.D.

Shareholder Engagement

In 2021, our shareholder engagement included participation in multiple investor conferences and numerous individual investor meetings and calls on a variety of topics, such as our commercial performance, the Company’s strategy, our financial position and pipeline, government opportunities and our governance initiatives.

2022 Proxy Statement	13

Item 1: Election of Directors

Nominees for Election for A Three-Year Term Expiring at the 2025 Annual Meeting

THOMAS J. DIETZ, PH.D., 58

Chairman and Chief Executive Officer Waypoint Holdings, LLC Director Since: October 2014 Committee Membership: Audit Committee (Chair), Compensation Committee

Thomas J. Dietz, Ph.D. has served on our Board since October 2014. Dr. Dietz has been Chairman and Chief Executive Officer of Waypoint Holdings, LLC, a diversified financial holdings and services company, since December 2010. Dr. Dietz was previously co-Chief Executive Officer and then Chief Executive Officer and a director of Pacific Growth Equities, LLC, an investment bank and institutional brokerage firm, from 2004 to January 2009, when the firm was acquired by Wedbush Securities, or Wedbush, a financial services firm. Dr. Dietz subsequently served as head of the investment banking division at Wedbush until November 2010. Dr. Dietz joined Pacific Growth in 1993 and served in various roles, including senior roles in equities research and investment banking, prior to taking the Chief Executive Officer role there. Dr. Dietz currently serves as Chairman on the board of directors of Eiger BioPharmaceuticals, Inc. and as a director of Leap Therapeutics, Inc. in addition to several private companies. He previously served on the board of Transcept Pharmaceuticals, Inc. from April 2013 until its merger with Paratek on October 30, 2014. Previously, Dr. Dietz was a member of the research faculty in the Department of Medicine, University of California, San Francisco and the VA Medical Center. Dr. Dietz holds a Ph.D. in molecular biology and biochemistry from Washington University in St. Louis.

We believe Dr. Dietz’s qualifications to sit on the Board include his medical and research backgrounds and extensive experience in the financial services industry.

TIMOTHY R. FRANSON, M.D., 70

Principal Faegre Drinker Consulting in the Health and FDA Practice sectors Director Since: July 2015 Committee Membership: Compensation Committee, Nominating and Corporate Governance Committee

Timothy R. Franson, M.D. has served on our Board since July 2015. Currently he is a Principal in Faegre Drinker Consulting in the Health and FDA Practice sectors. From April 2014 to July 2019, Dr. Franson served as the Chief Medical Officer for YourEncore, a consultancy that helps global life sciences and consumer health companies accelerate new product pipelines and bring safer, more effective products to consumers. Until 2008, Dr. Franson was Vice President of Global Regulatory Affairs at Lilly Research Laboratories (Eli Lilly and Company). Dr. Franson has been directly involved in dozens of successful major regulatory approvals, and he has extensive clinical and regulatory experience in all pre- and post-approval phases of pharmaceutical development. He has co-chaired working groups for several industry initiatives, including the joint Food and Drug Administration (FDA), industry working group addressing clinical aspects of the FDA Modernization Act of 1997. Dr. Franson served as the President of the US Pharmacopeia Convention (USP), which establishes drug quality standards enforced by regulators such as FDA, from 2010 to 2015, and served on the organization’s Board of Trustees as immediate Past President until 2020. In addition, Dr. Franson serves as a member of the board of directors for Cidara Therapeutics, Inc. From 2016 to 2021, Dr. Franson served as Chair of the board of directors for the Critical Path Institute, which collaborates with FDA and industry in innovation advances, and remains on that board as Immediate Past Chair. He also served on the board of directors for Myrexis, Inc. (formerly Myriad Pharmaceuticals, Inc.) from 2010 to 2013. Dr. Franson received his medical degree from the University of Illinois College of Medicine and is Board certified in Internal Medicine and Infectious Disease.

We believe Dr. Franson’s qualifications to sit on the Board include his extensive clinical and regulatory experience in all pre- and post-approval phases of pharmaceutical development (small and large molecule) relating to interactions with the FDA for policy and product issues, as well as interactions with global regulators.

14	2022 Proxy Statement

Item 1: Election of Directors

EVAN LOH, M.D., 63

Chief Executive Officer Paratek Pharmaceuticals, Inc Director Since: October 2014

Evan Loh, M.D. has been our Chief Executive Officer since June 2019. Prior to that, Dr. Loh served in various roles including President, Chief Operating Officer, and Chief Medical Officer from 2014 until June 2019. Dr. Loh has been a member of our Board since 2014. Prior to the merger with Transcept Pharmaceuticals, Inc. Dr. Loh had served as Chairman of our Board and Chief Medical Officer. Previously, Dr. Loh served as Senior Vice President, Development and Strategic Operations, Worldwide Research and Development, at Pfizer. While at Pfizer Inc., or Pfizer, Dr. Loh’s responsibilities included scientific, operational, and strategic drug development oversight for all R&D pre-proof of concept development phase programs and leading global portfolio prioritization. Dr. Loh joined Pfizer from Wyeth Pharmaceuticals, Inc., or Wyeth where he was Vice President, Multiple Therapeutic Areas where he was responsible for global development strategy and clinical operational deliverables. At Wyeth, he led multiple successful global registration programs, including for Torisel and Tygacil. He currently serves on the board of directors of Eiger Biopharmaceuticals, Inc. and Windtree Pharmaceuticals, Inc. Dr. Loh served as Chairman of the Antimicrobials Working Group, an industry leading coalition of biotech companies focused on antimicrobial development from 2019 to 2021, and currently serves on its Executive Committee. Dr. Loh served as a director on the board of Nivalis Therapeutics, Inc. from 2012 until the completion of its sale to Alpine Immunotherapeutics in 2017. Dr. Loh served as a faculty member at both Harvard Medical School and the University of Pennsylvania School of Medicine. Dr. Loh received his A.B. from Harvard College and his M.D. from Harvard Medical School. He completed his Internal Medicine and Cardiovascular fellowship training at Brigham and Women’s Hospital.

We believe that Dr. Loh’s qualifications to sit on the Board include his more than 15 years’ experience in senior executive management roles with large, international pharmaceutical companies.

Directors Continuing in Office until the 2023 Annual Meeting

MICHAEL F. BIGHAM, 64

Executive Chairman of the Board Paratek Pharmaceuticals, Inc. Director Since: October 2014

Michael F. Bigham has been our Executive Chairman of the Board since June 2019. Prior to that, he was Chief Executive Officer and Chairman of our Board from 2014 to June 2019. Mr. Bigham has more than 25 years of senior leadership experience in the biopharmaceutical industry. From January 2003 to November 2015, he was a general partner at Abingworth LLP, a leading international investment group dedicated to life sciences and healthcare. From November 2015 to December 2018, he served as part-time Executive Partner at Abingworth LLP. He currently serves as a member of the board of directors of Frazier LifeSciences Acquisition Corporation. Mr. Bigham has previously served on the boards of Adamas Pharmaceuticals, Inc., Avila Therapeutics (where he was also the founding Chairman and Chief Executive Officer), Inmediata, Magellan Biosciences, Portola Pharmaceuticals, Inc., Supernus Pharmaceuticals, Avedro and Valeritas. He was formerly Vice Chairman of Corixa Corporation, a publicly traded biotechnology company, and was President and Chief Executive of Coulter Pharmaceuticals, a publicly traded oncology company, until it merged into Corixa Corporation. Previously, he was an early employee at Gilead Sciences where he served in various capacities, including Executive Vice President of Operations and Chief Financial Officer. Before joining Gilead Sciences, Mr. Bigham was a Partner at Hambrecht & Quist where he became Co-Head of Healthcare Investment Banking. Mr. Bigham received his B.S. from the University of Virginia and qualified as a C.P.A. before completing his M.B.A. at Stanford University.

We believe that Mr. Bigham’s qualifications to sit on the Board include his more than 30 years’ experience in leadership and management positions with various biopharmaceutical, life sciences and healthcare companies.

2022 Proxy Statement	15

Item 1: Election of Directors

ROBERT S. RADIE, 58

Chairman of the Board and
Chief Executive Officer

Neuraptive Therapeutics, Inc.

Director Since: October 2014

Committee Membership:
Compensation Committee,
Nominating and Corporate
Governance Committee (Chair)

Robert S. Radie has served on our Board since October 2014. Mr. Radie joined Neuraptive Therapeutics, Inc. in June 2020 as Chairman of the board and Chief Executive Officer. Previously he served as President, Chief Executive Officer and director of Zyla Life Sciences (formerly Egalet Corporation) from March 2012 to October 2019. From November 2010 to October 2011, Mr. Radie served as President and Chief Executive Officer of Topaz Pharmaceuticals Inc., a specialty pharmaceutical company acquired by Sanofi Pasteur in 2011. From March 2009 to November 2010, Mr. Radie served as President and Chief Executive Officer of Transmolecular, Inc., a biotechnology company developing cancer diagnostic and treatment products, after serving as a consultant to Transmolecular from December 2008 through March 2009. From September 2007 to September 2008, Mr. Radie served as the Chief Business Officer of Prestwick Pharmaceuticals, Inc., a specialty pharmaceutical company. Before joining Prestwick Pharmaceuticals, Mr. Radie served in senior management positions with a number of pharmaceutical and biotechnology companies, including Morphotek, Inc., Vicuron Pharmaceuticals, Inc. and Eli Lilly and Company. He currently serves as Chairman of the board of directors of Rockwell Medical, Inc., a biopharmaceutical company, Horse Power For Life, a non-profit organization dedicated to improving the quality of life for individuals diagnosed with cancer since 2007, and ValSource, an employee owned company in the healthcare space since 2020. Mr. Radie formerly served as a director of Affinium Pharmaceuticals, Ltd., a specialty pharmaceutical company, from July 2012 to March 2014, Veloxis Pharmaceuticals AS, a public commercial stage company from June 2016 until its acquisition in February 2020, and the industry advocacy group LifeScience Pennsylvania from 2015 to 2021. Mr. Radie received his B.S. in chemistry from Boston College.

We believe Mr. Radie’s qualifications to sit on the Board include his experience in management positions with biopharmaceutical companies, including publicly traded companies.

MINNIE V. BAYLOR-HENRY, 74

Minnie Baylor-Henry has served on our Board since June 2021. Ms. Baylor-Henry has served as the President of B-Henry & Associates, a consulting firm focused on providing regulatory and compliance strategy services to life sciences companies, since 2015. Prior to assuming her current role, she was the Worldwide Vice-President for Regulatory Affairs for Johnson & Johnson’s (J&J) Medical Devices & Diagnostics business from 2011 to 2015.

Before returning to J&J in 2011, Ms. Baylor-Henry was a National Director for Regulatory & Capital Markets Consulting at Deloitte & Touche, with a successful practice that focused on regulatory life sciences. From 1999-2008, she worked in many executive leadership roles at J&J in the Pharmaceutical and Consumer businesses, including serving as J&J’s Vice President for Medical & Regulatory Affairs for the over-the-counter drugs business.

Prior to joining J&J, Ms. Baylor-Henry worked for the U.S. Food & Drug Administration (FDA). During her career at FDA, she served in many roles, most notably, FDA’s National Health Fraud Coordinator and, within the Center for Drugs, as the Director of the Division of Drug Marketing, Advertising, and Communications.

Ms. Baylor-Henry previously served as the Board Chair for the Food and Drug Law Institute (FDLI) and was a member of the board of Flame Biosciences. Additionally, she served as the President and Chair of the board for the Drug Information Association (DIA), where she is currently serving as a Fellow. Ms. Baylor-Henry is a Trustee for Howard University, as well as the Chair of the Board of Visitors for Howard University’s College of Pharmacy. In addition, she is an independent director for scPharmaceuticals, Apyx Medical, Lantheus Holdings, Inc. and PolarityTE, all publicly traded companies. Ms. Baylor-Henry is a member of the board of directors for several not-for-profit companies, including The Partnership, Mass Eye & Ear Hospital, and Dress for Success Boston.

Ms. Baylor-Henry received her Pharmacy degree from Howard University’s College of Pharmacy and her law degree from Catholic University’s Columbus School of Law.

We believe that Ms. Baylor-Henry’s qualifications to sit on the Board include her broad experiences in executive and leadership roles in the pharmaceuticals industry, FDA and regulatory professional associations.

16	2022 Proxy Statement

Item 1: Election of Directors

Directors Continuing in Office until the 2024 Annual Meeting

ROLF K. HOFFMANN, 62

Former Senior Vice
President, International
Commercial Operations
and Senior Vice President,
U.S. Commercial
Operations

Amgen, Inc.

Director Since: April 2018

Committee Membership:
Nominating and Corporate
Governance Committee

Rolf K. Hoffmann has served on our Board since April 2018. Previously Mr. Hoffmann spent 12 years at Amgen, Inc., or Amgen, including as Senior Vice President, International Commercial Operations and Senior Vice President, U.S. Commercial Operations. Mr. Hoffmann joined Amgen from Eli Lilly & Company, or Lilly, where he worked for 17 years in a variety of sales and marketing and executive management positions. His sales and marketing positions at Lilly included product manager for Prozac(R) and national sales manager for Lilly’s Central Nervous System franchise. He held positions at Lilly as Area Director of Latin America, General Manager South, Subsahara Africa and General Manager of Germany. Mr. Hoffmann currently serves as a director of Genmab A/S. He is also Chair of the board of Biotest Pharmaceuticals Corporation. He served as a Member of Supervisory Board at Stada Arzneimittel AG from August 2016 to September 2017.

Mr. Hoffmann received a Master’s degree in English from the University of Koeln, Master in Kinesiology from the Deutsche Sporthoschschule, also in Koeln, Germany and a Master’s degree in Business Administration from the University of North Carolina’s Kenan-Flagler Business School in 1987.

We believe Mr. Hoffmann’s qualifications to sit on the Board include his wealth of international management experience gained over 30 years in the pharmaceutical industry.

KRISTINE PETERSON, 62

Former Chief Executive Officer Valeritas, Inc. Director Since: March 2016 Committee Membership: Audit Committee, Nominating and Corporate Governance Committee

Kristine Peterson has served on our Board since March 2016. In her previous role as Chief Executive Officer at Valeritas, Inc., from June 2009 to February 2016, she evolved the organization from an early-stage company to a fully commercial operation, following the U.S. and EU approvals of its drug-device in type-2 diabetes. Ms. Peterson has more than 30 years of industry experience, including as Company Group Chair of Johnson & Johnson’s, or J&J, biotech groups. In that role, she was responsible for research, development, manufacturing, and commercialization of oncology, immunology, and other biotechnology therapeutics for J&J. Previously, she was Executive Vice President for J&J’s global strategic marketing organization. Prior to J&J, she was Senior Vice President, Commercial Operations for Biovail Corporation and President for Biovail Pharmaceuticals. Earlier, Ms. Peterson spent 20 years with Bristol-Myers Squibb where she held assignments of increasing responsibility in marketing, sales, and general management, including running the cardiovascular/metabolics business unit and the generics division.

Ms. Peterson currently serves as a member of the boards of Amarin Corporation, Enanta Pharmaceuticals, Inc., Immunocore Holdings plc and ImmunoGen, Inc. and was previously an advisor to the Healthcare Businesswoman’s Association. She has a B.S. and an M.B.A. from the University of Illinois at Champaign-Urbana.

We believe Ms. Peterson’s qualifications to sit on the Board include her strong background in pharmaceutical industry leadership and market development.

2022 Proxy Statement	17

Item 1: Election of Directors

JEFFREY STEIN, PH.D., 67

President, Chief Executive Officer and Director Cidara Therapeutics, Inc. Director Since: October 2014 Committee Membership: Audit Committee, Compensation Committee (Chair)

Jeffrey Stein, Ph.D. has served on our Board since October 2014. Dr. Stein has been the President, Chief Executive Officer and Director of Cidara Therapeutics, Inc., or Cidara, since 2014. Prior to joining Cidara, Dr. Stein was Chief Executive Officer of Trius Therapeutics, Inc. from its founding in 2007 until its acquisition by Cubist Pharmaceuticals in September 2013. Dr. Stein is also founding Chairman and President of the Antibiotics Working Group, an industry leading 501(c)(6) organization. In addition to serving on the boards of Cidara and Paratek, Dr. Stein is currently a director of Ideaya Biosciences, Inc. and serves on the board of managers of Life Science Cares, San Diego. Previously, Dr. Stein was a Venture Partner and Kauffman Fellow with Sofinnova Ventures and opened the firm’s San Diego office in 2005. Prior to joining Sofinnova Ventures, Dr. Stein was co-founder and Chief Scientific Officer of Quorex Pharmaceuticals, Inc. which was acquired by Pfizer Pharmaceuticals in 2005. He has also served as a Principal Scientist with Diversa Corporation and the Agouron Institute. Dr. Stein conducted his postdoctoral research as an Alexander Hollaender Distinguished Postdoctoral Fellow at the California Institute of Technology and his graduate work as a NASA Graduate Student Researcher Fellow at the University of California, San Diego.

We believe Dr. Stein’s qualifications to sit on the Board include his prior executive management roles at multiple biopharmaceutical companies, including a focus on development of antibacterials, his medical and research backgrounds, and experience in the healthcare financing industry.

18	2022 Proxy Statement

Corporate Governance

Corporate Governance Highlights

Paratek maintains strong corporate governance practices. Good governance promotes the long-term interests of our shareholders, strengthens Board and management accountability, and improves our standing as a trusted member of the communities we serve.

SHAREHOLDER RIGHTS AND ACCOUNTABILITY

■	Plurality voting to elect Directors

■	Robust shareholder engagement

BOARD AND COMMITTEE OVERSIGHT

■	Corporate strategy

■	Human capital management, diversity, and inclusion

■	Risk assessment and risk management

■	Cybersecurity and governance matters

INDEPENDENCE

■	All non-employee Directors are independent

■	All Board Committee members are independent

BOARD PRACTICES

■	Annual Board and Committee evaluations

■	Director orientation

■	Continuing Director supplemental education on key topics and issues

■	Code of Business Conduct and Ethics applicable to Directors

PAY-FOR-PERFORMANCE

■	Executive compensation program links pay and performance

■	Significant percentage of total target compensation is “at-risk” through short-term and long-term incentive awards

■	Compensation Committee reviews our corporate goals and our goals setting process to ensure goal targets are rigorous, yet attainable, thereby incentivizing performance

■	Compensation Committee constructs our compensation programs to align performance goals and target achievement levels with our overall corporate strategy and objectives

ROBUST STOCK OWNERSHIP REQUIREMENTS

■	Executive officers, including our Chief Executive Officer, our other named executive officers, and our Directors are subject to robust stock ownership requirements, under our Stock Ownership Guidelines.

■	Executive Chairman and Chief Executive Officer: 4x base salary

■	President: 3x base salary

■	Non-employee Directors: 3x amount of annual cash retainer

Director Selection Process; Commitment to Diversity

In recruiting and selecting Board candidates, the Nominating and Governance Committee, or Governance Committee, considers the size, skill set and diversity of the Board. The Governance Committee also considers a wide range of additional factors, including other positions the director or candidate holds, such as other boards of directors on which he or she serves; the independence of each director and candidate; and the Company’s current and future business needs. The Governance Committee believes that directors should be selected so that the Board maintains a diverse composition, reflecting gender, age, race, ethnicity, background, professional experience, and viewpoints. Pursuant to its charter, the Governance Committee is responsible for considering a diverse pool of candidates to fill positions on the Board. On an ongoing basis, the Governance Committee considers potential director candidates identified on its own initiative, as well as candidates referred or recommended to it by other directors, members of management, search firms, and shareholders.

2022 Proxy Statement	19

Corporate Governance

Board Diversity Matrix (as of April 22, 2022)

Total Number of Directors 9

	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER
PART I: GENDER IDENTITY					of Directors with Gender or Demographic Diversity
Directors	2	7	0	0
PART II: DEMOGRAPHIC BACKGROUND
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian American	0	2	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Shareholder Nominations

The Governance Committee will consider director candidates recommended by shareholders. The Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Any shareholder who wishes to recommend individuals for consideration by the Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Governance Committee at the following address 75 Park Plaza, 3rd Floor, Boston, MA 02116. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating shareholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Board’s Risk Oversight Function, Independence, Leadership Structure

Independence of The Board of Directors

As required under the Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant Nasdaq securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Paratek, our senior management and our independent auditors, our Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Ms. Baylor-Henry, Dr. Dietz, Dr. Franson, Mr. Hoffmann, Ms. Peterson, Mr. Radie and Dr. Stein, and, in making this determination, our Board found that none of these directors or nominees for director had a material or other disqualifying relationship with Paratek.

20	2022 Proxy Statement

Corporate Governance

Board Leadership Structure

Our Board is chaired by our Executive Chairman, Mr. Bigham. We believe that a structure of an Executive Chairman with an extensive history and knowledge of the Company and a separate Chief Executive Officer will continue to ensure that the Board and management act with a common purpose, without introducing an independent director as a lead director. We also believe that having our Executive Chairman lead the Board is the most effective management of the Board because it enhances our ability to develop and implement strategy and provides a clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that the current structure provides a bridge between management and the Board, facilitating the regular flow of information.

Executive Sessions

Nasdaq listing standards require that our independent directors meet from time-to-time in executive session. In fiscal year 2021 at each regularly scheduled Board meeting, our independent directors met in regularly scheduled executive sessions with only independent directors present.

Role of The Board in Risk Oversight

The Board actively oversees potential risks and risk management activities through its committee work and by receiving operational and strategic presentations from management which include discussions of key risks to the business. The Board is kept informed of the financial, legal, regulatory, and reputational risks inherent in our business, including implications of cybersecurity risks identified by management and our response to those risks at regular intervals.

In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. We believe that the Board leadership structure facilitates the division of risk management oversight responsibilities among the Board committees and enhances the Board’s efficiency in fulfilling its oversight function with respect to different business risks and risk mitigation practices.

BOARD OF DIRECTORS Actively oversees potential risks and our risk management activities.

AUDIT COMMITTEE
Reviews and discusses with management our legal risks, system of disclosure controls, internal controls over financial reporting, risks associated with our cash investment policies and cybersecurity oversight.	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE Reviews and discusses with management important governance, diversity and associated regulatory compliance issues.	COMPENSATION COMMITTEE Oversees strategies and risk assessment with respect to our incentive compensation programs and key employee retention issues.

MANAGEMENT Primarily responsible for managing risks that we may face in the ordinary course of operating our business.

CYBERSECURITY RISK MANAGEMENT

Our Board is particularly focused on cybersecurity and has delegated primary responsibility for our information systems and technology, including cybersecurity risks, to the Audit Committee. Our Board receives regular reports from management and the Audit Committee Chair on both the cybersecurity risks facing the Company and various mitigation and protective measures that are currently being implemented across the organization. Our Audit Committee receives periodic cybersecurity-related updates including incidents, responses, and emerging risks, impact, and mitigation plans from our Head of Information Technology. We are making continuous improvements designed to maintain the security and integrity of our information systems. In addition, we have procedures in place to manage the risk of an actual security breach or disruption. We review our security controls and compliance against best practices derived from industry security and compliance frameworks. We have not experienced any material information security breaches which reflects our commitment to maintaining the integrity and security of our systems and technology.

2022 Proxy Statement	21

Corporate Governance

Policies and Procedures

Meetings of Our Board of Directors

Our Board held five meetings during 2021. Each director attended at least 75% of the aggregate number of meetings of our Board and each committee on which he or she served (in each case, which were held during the period for which he or she was a director or member of a committee).

Director Attendance at Annual Meetings

All of our then-serving directors attended our 2021 annual meeting of shareholders.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code, which applies to all officers, directors, employees, and consultants to the Company. The Code is available at the “Investors” section of our website at www.paratekpharma.com. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver.

Transactions with Related Parties

We have not had any transactions occurring since January 1, 2020 nor any currently proposed transactions to which we were or are a party and in which:

■	The amounts involved exceeded or will exceed $120,000; and

■	A director (or nominee for director), executive officer, holder of more than 5% of our outstanding capital stock, or any member of such person’s immediate family had or will have a direct or indirect material interest.

Policy for Approval of Related Person Transactions

We have a related person transaction policy under our Code of Business Conduct and Ethics that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $25,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons. The Audit Committee will consider all relevant facts and circumstances deemed relevant by and available to the Audit Committee and will approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its shareholders.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, which provide for the advancement of expenses under certain conditions and requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

22	2022 Proxy Statement

Corporate Governance

Information Regarding Committees of Our Board of Directors

Our Board has established three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The table below indicates the composition of each committee.

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Minnie Baylor-Henry
Thomas J. Dietz, Ph.D.
Timothy R. Franson, M.D.
Rolf K. Hoffmann
Kristine Peterson
Robert S. Radie
Jeffrey Stein, Ph.D.

Chairperson	Member	Designated Financial Expert

Below is a description of each committee of the Board of Directors. Each committee has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his/her individual exercise of independent judgment with regard to Paratek.

Audit Committee
Meetings in 2021: 8	Members:

	THOMAS J. DIETZ, PH.D., CHAIR	MINNIE BAYLOR-HENRY	KRISTINE PETERSON	JEFFREY STEIN, PH.D.

Our Audit Committee consists of Dr. Dietz, Ms. Baylor-Henry, Ms. Peterson and Dr. Stein. Our Board has adopted a written Audit Committee charter that is available to shareholders at the “Investors” section of our website at www.paratekpharma.com. The Audit Committee held eight meetings during the year ended December 31, 2021.

Our Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

Our Board has also determined that Dr. Dietz qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. Our Board made a qualitative assessment of Dr. Dietz’s level of knowledge and experience based on a number of factors, including his position as Chairman and Chief Executive Officer of Waypoint Holdings, LLC, and extensive experience in the financial services industry.

2022 Proxy Statement	23

Corporate Governance

The primary purpose of the Audit Committee is to discharge the responsibilities of our Board to oversee risks associated with our financial and accounting systems, accounting policies and investment strategies, regulatory compliance (other than healthcare compliance) and certain other matters, including risks associated with our information systems and technology (including cybersecurity). Specific responsibilities of our Audit Committee include:

■	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

■	helping to ensure the independence and performance of the independent registered public accounting firm;

■	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

■	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

■	oversees our management of risks associated with financial and accounting systems, accounting policies, public reporting, investment strategies and cybersecurity, including the periodic review with management of our efforts to identify and mitigate such risks;

■	reviewing related party transactions and any security-based swaps;

■	reviewing our policies on risk assessment and risk management;

■	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

■	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Audit Committee evaluates its own performance annually, including its compliance with its charter, and provides any written material with respect to such evaluation to our Board, including any recommendations for changes in its governing procedures or policies. The Audit Committee also reviews and reassesses its charter annually and submits any recommended changes to our Board for its consideration. The Audit Committee also has the authority to delegate any or all of its responsibilities to a subcommittee of the Audit Committee, except under certain enumerated circumstances.

Past-Year Highlights

In addition to fulfilling its important responsibility to ensure the integrity of the Company’s financial statements, our compliance with legal or regulatory requirements, and the work of our independent registered public accounting firm, the Audit Committee also enhanced its oversight of enterprise risk management, cybersecurity and data privacy. The Audit Committee reviewed management’s processes to identify, assess and manage the risk associated with service providers and the supply chain, ensured the Company had up-to-date cybersecurity and integrity training for employees and contractors, and emphasized its focus on the organizational impact of continued global COVID-19 pandemic-driven economic uncertainty, climate and other environmental, social and governance factors, and evolving geopolitical developments.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2021 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Members of the Audit Committee

Thomas J. Dietz, Ph.D.

Minnie Baylor-Henry

Kristine Peterson

Jeffrey Stein, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Paratek under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

24	2022 Proxy Statement

Corporate Governance

Compensation Committee
Meetings in 2021: 4	Members:

	JEFFREY STEIN, PH.D., CHAIR	THOMAS J. DIETZ, PH.D.	TIMOTHY R. FRANSON, M.D.	ROBERT S. RADIE

Our Compensation Committee consists of Dr. Stein, Dr. Dietz, Dr. Franson and Mr. Radie. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards), “non-employee directors”, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and are “outside directors”, as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board has adopted a written Compensation Committee charter that is available to shareholders at the “Investors” section of our website at www.paratekpharma.com. The Compensation Committee held four meetings during the year ended December 31, 2021.

The primary purposes of our Compensation Committee are to (i) discharge the responsibilities of our Board of Directors relating to compensation of our executives, including by designing (in consultation with management or the Board), recommending to the Board for approval, and evaluating the compensation plans, policies and programs of the Company. Specific responsibilities of our Compensation Committee include:

■	reviewing at least annually our compensation philosophy;

■	reviewing and approving at least annually the corporate goals and objectives relating to the compensation of our executive officers, as well as senior executives at the level of senior vice president and above, and evaluating performance in light of such goals and objectives;

■	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our senior executives;

■	determining the long-term incentive component of the Chief Executive Officer’s compensation by considering the Company’s performance, the value of similar incentive awards given to chief executive officers of comparable companies, the awards given to the Chief Executive Officer in past years and such other criteria as the Committee deems advisable;

■	at least annually determine the aggregate compensation pool for employees of the Company other than senior executives in the form of base compensation annual bonus compensation, and/or long-term incentive awards;

■	reviewing and approving the compensation of our directors;

■	reviewing and approving all employment contracts and other compensatory, severance and change-in-control contracts or other arrangements for senior executives;

■	administering and annually reviewing our annual bonus plans, short-term or long-term cash or equity incentive compensation plans, and employee stock purchase plans;

■	granting or amending any awards under the Company’s equity incentive compensation plans;

■	granting or amending any awards under any other plans to the senior executives;

■	establishing performance criteria and setting performance targets, as applicable, for awards granted to the senior executives under the plans;

■	certifying the level of achievement of any performance criteria, or whether a performance target has been met, for purposes of the vesting or payment of any performance-based compensation to the senior executives under the plans;

■	reviewing and recommending to the Board for approval all adoptions of, amendments to and terminations of the plans;

■	repurchasing securities from terminated officers, including the Chief Executive Officer;

■	reviewing the plans administrative costs, reviewing current plan features relative to any proposed new features, and assessing the performance of the plan’s internal and external administrators if any duties have been delegated;

■	overseeing our compliance with applicable rules and regulations promulgated by the SEC and Nasdaq regarding shareholder approval of certain executive compensation matters and equity compensation plans;

■	establishing and periodically reviewing the Company’s policies and procedures concerning perquisite benefits offered to senior executives at the level of senior vice president and above;

2022 Proxy Statement	25

Corporate Governance

■	managing and reviewing any employee loans in an amount equal to or greater than $75,000;

■	reviewing, considering and selecting a peer group of appropriate companies for purposes of benchmarking and analysis of compensation for officers and directors;

■	preparing and approving the Compensation Committee report, if any, to be included as part of the Company’s annual proxy statement in accordance with SEC proxy and disclosure rules;

■	reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, review and discuss at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

■	reviewing and commenting on the Compensation Discussion and Analysis section of the Company’s annual proxy statement (if issued) with respect to any material risks that the Company may be undertaking with respect to the plans and any other incentive compensation programs considered and approved by the Committee.

The Compensation Committee evaluates its own performance annually, including its compliance with its charter, and provides any written material with respect to such evaluation to the Board, including any recommendations for changes in its governing procedures or policies. The Compensation Committee also reviews and reassesses its charter annually and submits any recommended changes to the Board for its consideration. The Compensation Committee also has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except that it is not permitted to delegate its responsibilities for any matters that involve executive compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the 1934 Act pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”

Past-Year Highlights

The Compensation Committee continued to evaluate corporate risks against appropriateness of its compensation philosophy, elements of compensation, and executive compensation. The Committee concluded that its program is well balanced and appropriate for our Company.

Compensation Consultant

As part of determining the compensation for our executive officers, the Compensation Committee engaged Pearl Meyer & Partners, or Pearl Meyer, as its independent consultant to assist in evaluating our executive compensation programs and to make recommendations regarding compensation.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee
Meetings in 2021: 6	Members:

	ROBERT S. RADIE, CHAIR	TIMOTHY R. FRANSON, M.D.	ROLF K. HOFFMANN	KRISTINE PETERSON

Our Nominating and Corporate Governance Committee consists of Mr. Radie, Dr. Franson and Mr. Hoffmann, Ms. Peterson. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to shareholders on our website at the “Investors” section of our website at www.paratekpharma.com. The Nominating and Corporate Governance Committee held six meetings during the year ended December 31, 2021.

26	2022 Proxy Statement

Corporate Governance

Specific responsibilities of our Nominating and Corporate Governance Committee include:

■	identifying, evaluating and selecting, or recommending that our Board of Directors approve, nominees for election to our Board of Directors;

■	annual evaluation of the performance of our Board of Directors and of individual directors;

■	considering and making recommendations to our Board of Directors regarding the composition of the committees of the Board of Directors;

■	reviewing developments in corporate governance practices;

■	evaluating the adequacy of our corporate governance practices and reporting;

■	reviewing succession and crisis management plans;

■	reviewing Board of Directors and management diversity data and initiatives;

■	developing and making recommendations to our Board of Directors regarding corporate governance guidelines and related matters; and

■	annual evaluation of the performance of management of the Company.

When considering candidates for director, the Nominating and Corporate Governance Committee considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, having personal integrity and ethics, and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, gender, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Past-Year Highlights

The Nominating and Corporate Governance Committee initiated, oversaw and worked with management to ensure a culture of diversity and inclusion with respect to gender, age, race, ethnicity and background. As part of its oversight, the Governance Committee requested and received a comprehensive analysis of our workforce, identifying diversity segmentation.

2022 Proxy Statement	27

Corporate Governance

Non-Employee Director Compensation

The following table shows for the year ended December 31, 2021 certain information with respect to the compensation of our non-employee directors:

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2021

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)(1)	TOTAL ($)
Current Non-Employee Directors
Minnie Baylor-Henry(2)	30,096	130,944	49,747	210,787
Thomas J. Dietz, Ph.D.(3)	72,500	68,490	29,434	170,424
Timothy R. Franson, M.D.(3)	57,500	68,490	29,434	155,424
Rolf K. Hoffmann(4)	50,000	68,490	29,434	147,924
Kristine Peterson(5)	60,000	68,490	29,434	157,924
Robert S. Radie(3)	62,500	68,490	29,434	160,424
Jeffery Stein, Ph.D.(3)	70,000	68,490	29,434	167,924
(1)	The amounts reported represent the grant date fair value of the stock options and restricted stock unit, or RSU, awards granted to our non-employee directors during 2021 as computed in accordance with FASB ASC Topic 718. See Note 15, Stock-Based and Incentive Compensation, to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. Note that the amounts reported in these columns reflect the accounting cost for these grants, and do not correspond to the actual economic value that may be received by the directors from the exercise of the options or vesting of the RSU awards.
(2)	As of December 31, 2021, Ms. Baylor-Henry had 12,800 stock options and 19,200 RSUs outstanding.
(3)	As of December 31, 2021, Dr. Dietz, Dr. Franson, Mr. Radie and Dr. Stein each had 62,000 stock options and 9,000 RSUs outstanding.
(4)	As of December 31, 2021, Mr. Hoffmann had 41,000 stock options and 9,000 RSUs outstanding.
(5)	As of December 31, 2021, Ms. Peterson had 50,000 stock options and 9,000 RSUs outstanding.

Non-Employee Director Compensation Policy

2021 Policy

The Compensation Committee annually reviews the non-employee director compensation policy. In February 2021, the Board of Directors adopted a non-employee director compensation policy, effective January 1, 2021, or the 2021 Policy, that outlined the eligibility of non-employee directors to receive cash and equity compensation for service on our Board of Directors and committees of our Board of Directors.

Cash Compensation

During 2021, pursuant to the 2021 Policy, each non-employee director received an annual cash retainer of $45,000 for serving on the Board of Directors, and the chairperson and members of the three standing committees of Board of Directors were entitled to the following additional annual cash retainers:

BOARD COMMITTEE	CHAIRPERSON FEE ($)	MEMBER FEE ($)
Audit Committee	20,000	10,000
Compensation Committee	15,000	7,500
Nominating and Corporate Governance Committee	10,000	5,000

28	2022 Proxy Statement

Corporate Governance

Equity Compensation

Under the 2021 Policy, each person who is initially appointed or elected to the Board of Directors is eligible to receive a grant of stock options to purchase 12,800 shares of our common stock, which will vest 1/36th of the shares subject to the option on a monthly basis, and a grant of 19,200 RSUs, which will vest in equal installments on each of the first three anniversaries of the grant date. In addition, under the 2021 Policy, for each subsequent year, each continuing non-employee director is eligible to receive an annual option grant to purchase 7,000 shares of our common stock, which will vest 1/12th of the shares subject to the option on a monthly basis, and an annual grant of 9,000 RSUs, which will cliff vest in full on the first anniversary of the grant date.

In February 2021, pursuant to the 2021 Policy, we granted each of Dr. Dietz, Dr. Franson, Mr. Hoffmann, Ms. Peterson, Mr. Radie and Dr. Stein a stock option to purchase 7,000 shares of common stock with an exercise price of $3.51 per share, which was equal to the closing price of our common stock as reported on the Nasdaq Global Market on the date of grant. Each stock option award vested as to 1/12th of the shares subject to the option on a monthly basis. We granted each of Dr. Dietz, Dr. Franson, Mr. Hoffmann, Ms. Peterson, Mr. Radie and Dr. Stein a RSU award of 9,000 shares of common stock. Each RSU award vested 100% on the first anniversary of the grant date. On June 9, 2021 we appointed Minnie Baylor-Henry to our Board, granting Ms. Baylor-Henry a stock option to purchase 12,800 shares of common stock on June 30, 2021, or the grant date, with an exercise price of $6.82 which was equal to the closing price of our common stock as reported on the Nasdaq Global Market on the grant date. Each stock option award vested as to 1/36th of the shares subject to the option on a monthly basis. We also granted Ms. Baylor-Henry an award of 19,200 RSUs, which will vest in equal installments on each of the first three anniversaries of the grant date.

2022 Policy

In February 2022, the Board of Directors adopted an updated non-employee director compensation policy, effective January 1, 2022, or the 2022 Policy, that outlines the eligibility of non-employee directors to receive cash and equity compensation for service on our Board and committees of our Board. The 2022 Policy is substantially similar to the 2021 Policy, except that each director will now receive an annual grant of 20,000 RSUs, which will cliff vest in full on the first anniversary of the grant date.

2022 Proxy Statement	29

Our Executive Officers

The following sets forth certain information with respect to our executive officers as of April 11, 2022.

MICHAEL F. BIGHAM, 64 Executive Chairman of the Board and Director
Mr. Bigham’s biography is included above under the section titled “Proposal 1 – Election of Directors”.

EVAN LOH, M.D., 63 Chief Executive Officer and Director
Dr. Loh’s biography is included above under the section titled “Proposal 1 – Election of Directors”.

RANDALL BRENNER, 49 Chief Development and Regulatory Officer
Mr. Brenner has served as our Chief Development and Regulatory Officer since June 2019. Since 2015, Mr. Brenner has been part of the Executive team leading the regulatory, quality and manufacturing activities for NUZYRA’s development and approval. Prior to Paratek, Mr. Brenner was the Global Head of Regulatory Affairs at Shire Pharmaceuticals where he was responsible for all aspects of regulatory for a broad range of programs in multiple therapeutic areas and pharmaceutical technologies. Prior to that, Mr. Brenner was Head of Regulatory Affairs for the Emerging Markets and Established Products Business Units at Pfizer. In this role, he played an active part on the regional leadership teams and was responsible for the regulatory activities and staff leading the development, registration, launch, and life cycle of all of Pfizer’s innovative products outside the United States and European Union as well as the Established Products business in all regions. Prior to Pfizer, he spent 14 years at Wyeth Pharmaceuticals, where he held multiple senior regulatory positions. Mr. Brenner received his B.S. in Chemistry at Muhlenberg College and Master of Science from Temple University School of Pharmacy.

30	2022 Proxy Statement

Our Executive Officers

WILLIAM M. HASKEL, 61 Chief Legal Officer, General Counsel, and Corporate Secretary
Mr. Haskel has served as our Chief Legal Officer, General Counsel and Corporate Secretary since June 2020. Prior to that, Mr. Haskel served as our Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer from June 2015 to June 2020. From 2011 until March 2015, Mr. Haskel served as the Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary at Cambrex Corporation. Mr. Haskel was responsible for the global law function as well as overseeing Global Regulatory and Quality Affairs, and Environment, Health and Safety. Previously, Mr. Haskel enjoyed an 18-year career of progressive responsibilities at Wyeth, which was acquired by Pfizer in 2009. Mr. Haskel served as Vice President and Associate General Counsel-Corporate managing a group of 33 employees/19 lawyers across corporate and pharmaceutical divisions and led legal teams on complex multi-billion dollar global transactions. Mr. Haskel also served as Vice President, Global Administration where he led a newly formed global department charged with designing and executing global strategies to capture cost savings and business efficiencies. Mr. Haskel also served as Advisor for the Pfizer Transaction and was a leader of the integration of Wyeth into Pfizer. Earlier at Wyeth, Mr. Haskel was selected to be the Assistant Vice President, Planning; Assistant to the Chairman, President and Chief Executive Officer; and Secretary of Wyeth Management Committee. Earlier in his career, Mr. Haskel was a corporate associate at the law firms Hale & Dorr (now WilmerHale) in Boston, and Olwine, Connelly, Chase, O’Donnell & Weyher in New York City. He received his J.D. from George Washington University Law School; his B.A. from Franklin and Marshall College; and has bar admissions in New York State; Commonwealth of Massachusetts; and the United States District Court (District of Massachusetts).

ADAM WOODROW, 55 President and Chief Commercial Officer
Mr. Woodrow has served as our President and Chief Commercial Officer since June 2019. Prior to that, Mr. Woodrow served as Vice President and Chief Commercial Officer from October 2014 to June 2019. From October 2009 until September 2014, Mr. Woodrow worked for Pfizer Inc. in various strategic and operational commercial roles. There, he had a worldwide responsibility for Global Strategic Marketing, New Business Development and Early Commercial Development for Pfizer Specialty Products. Mr. Woodrow’s portfolio included inflammation, anti-infectives, antifungals, hemophilia, endocrinology, neurology, and rare diseases. Mr. Woodrow’s early commercial work focused on inflammation, neuroscience, hematology, renal and rare diseases. Mr. Woodrow joined Pfizer from Wyeth, where he was Vice President and Global Business Manager for Enbrel. In his 10 years at Wyeth, Mr. Woodrow held senior marketing and sales positions in the United States and in his native United Kingdom. Prior to joining Wyeth, Mr. Woodrow held sales and marketing positions with Bayer Pharmaceuticals. In his career in the pharmaceutical industry, Mr. Woodrow has worked with several non-profit societies and organizations such as the Hemophilia Society, the Primary Immune Deficiency Society, the Prostate Cancer Support Association and has served on the board of the New York Chapter of the Arthritis Foundation. Mr. Woodrow received his B.S. in Industrial Chemistry with a specialization in Pharmaceutical Medicine from the University of Wales College of Cardiff.

2022 Proxy Statement	31

Executive Compensation

Overview

This summary describes the compensation of (1) our Executive Chairman, Michael F. Bigham, (2) our Chief Executive Officer, Evan Loh, M.D., and (3) our President and Chief Commercial Officer, Adam Woodrow. We refer to these individuals in this proxy statement as, collectively, our named executive officers.

Our Compensation Committee is responsible for reviewing and approving the compensation of our named executive officers, including base salary, cash and equity incentive compensation levels, severance arrangements, change in control benefits and other forms of executive compensation. Our Compensation Committee is also responsible for evaluating the Company’s performance against its goals and making related executive compensation recommendations to our Board of Directors, assessing the performance of our named executive officers, and ensuring our compensation program is aligned with the compensation objectives and philosophy described below and competitive with the compensation programs of other companies in our industry that compete with us for talent.

Elements of Executive Compensation

Compensation Objectives and Philosophy

Our Compensation Committee believes that the most effective compensation program will promote performance consistent with the Company’s strategy and goals, encourage progress toward achieving our mission, and reward value creation for our shareholders. Our compensation program is designed to:

■	maintain a culture of “pay for performance”;

■	attract and retain superior executive officers and other employees with the skills and values to contribute to our long-term success;

■	ensure compensation reflects the contribution each Executive makes towards our success;

■	provide incentives that motivate and reward the achievement of both short- and long-term performance goals that drive future shareholder value; and

■	align executives’ interests with those of shareholders by awarding a majority of overall compensation in the form of long-term incentives that vest over time and in certain instances based on the achievement of long-term performance criteria.

To achieve its objectives, our Compensation Committee evaluates our executive compensation program with the goal of setting target total compensation at levels that align with our mission, size and life stage. While we do not have a formal or informal policy for allocating between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation, we generally strive to provide our executive officers with a balance of short-term and long-term incentives to encourage consistently strong performance, and we generally pay total cash compensation within the 45th to 65th percentile and equity incentive compensation generally within the 75th percentile, respectively, of our peer group, based on company and individual performance. To incentivize strong performance, as described in more detail under “Elements of Compensation— Annual Performance-Based Cash Incentives” and “Elements of Compensation— Equity Incentive Awards,” several key elements of our executive compensation are variable—annual cash incentive compensation, which is earned based on our Compensation Committee’s assessment of annual performance, RSU awards subject to time-based vesting and PRSU awards subject to performance-based vesting.

32	2022 Proxy Statement

Executive Compensation

Executive Compensation Best Practices

WHAT WE DO	WHAT WE DON’T DO

✓  Design executive compensation to align pay with performance

✓  Balance short- and long-term incentive compensation to incentivize achievement of short- and long-term goals

✓  Retain an independent compensation consultant reporting directly to the Compensation Committee

✓  Prohibit short sales, hedging, pledging or other inherently speculative transactions by our executives

✓  Conduct competitive benchmarking to align executive compensation with the market

✓  Maintain clawback policy for executives and directors

✓  Maintain stock ownership guidelines for executives and directors

✖  No excessive perquisites

✖  No single-trigger change in control benefits

✖  No dividends or dividend equivalents on unearned equity awards

✖  No repricing of underwater stock options without prior shareholder approval

Executive Compensation Process

At least annually, our Compensation Committee reviews the Company’s compensation philosophy and reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer and our other officers, including our named executive officers. Our Compensation Committee evaluates the performance of our officers in light of these goals and objectives and determines and approves, or recommends to our Board for approval, the compensation levels of our officers. As part of evaluating our executive officers’ performance and determining their compensation, our Compensation Committee receives recommendations from our Chief Executive Officer (except with respect to his own compensation and performance and that of the Executive Chairman). Our Chief Executive Officer’s performance is evaluated directly by the Compensation Committee (in consultation with the Executive Chairman). Evaluations of our named executive officers are based on our overall corporate performance against annual goals that are approved by the Board at the beginning of each year, as discussed in more detail below. In 2021, in addition to considering performance against annual corporate goals, the Compensation Committee included outstanding achievements as part of the evaluation.

Annual base salaries for a given fiscal year, and annual performance-based cash incentives and equity incentive awards for the prior fiscal year are generally determined in the first quarter of the fiscal year based on company and individual performance of the prior year, as well as other factors, including compensation trends in the biopharmaceutical industry and among our benchmark peers. We expect this general timing to continue in future fiscal years.

Role of Compensation Consultants

The Compensation Committee has the authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities and to terminate the services of the consultant if the Compensation Committee deems it appropriate. The Compensation Committee annually evaluates its engagement of compensation consultants and has retained Pearl Meyer as its independent compensation consultant. Pearl Meyer provides analysis and recommendations to the Compensation Committee regarding:

■	peer group selection for executive compensation benchmarking;

■	design of equity incentives, including market-based view of equity usage and mix and other environmental factors (e.g., proxy advisory views, tax and accounting, valuation and benchmarking approaches, etc.);

■	the competitiveness of our Board compensation program; and

■	the competitiveness of our executive compensation program.

Pearl Meyer participates in meetings of our Compensation Committee, including executive sessions in which executive compensation issues are discussed, when requested to do so. For fiscal 2021, Pearl Meyer advised the Compensation Committee on all principal aspects of our executive compensation, including the selection of our peer group for fiscal 2022, executive compensation arrangements of new hires and in providing a competitive assessment of our executive compensation program and non-employee director compensation policy.

2022 Proxy Statement	33

Executive Compensation

Pearl Meyer meets with management for purposes of gathering information for their analyses and recommendations. In February 2021, the Compensation Committee reviewed the independence of Pearl Meyer, taking into consideration relevant factors, including the absence of other services provided to the Company by Pearl Meyer, the amount of fees the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenue, the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company, any business or personal relationship Pearl Meyer or the individual compensation advisors employed by Pearl Meyer have with any member of the Compensation Committee, and any stock of the Company owned by the individual compensation advisors employed by Pearl Meyer.

The Compensation Committee assessed the independence Pearl Meyer pursuant to the SEC rules and has determined, based on its analysis in light of all relevant factors, including the factors listed above, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Compensation Committee have not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

The primary elements of our 2021 executive compensation program were:

ELEMENTS OF COMPENSATION

	ELEMENT	TARGET MIX(1)	STRATEGY AND PERFORMANCE ALIGNMENT
Fixed	Base Salary		■ We provide cash compensation in the form of base salary to meet competitive salary norms. Base salaries are established from peer group data, individual experience, skill, expected contribution and performance.
	Annual Cash Incentive Compensation		■ We reward performance in the form of annual incentive compensation based on achievement of annual objectives, which include the following: financial targets, advancing our commercial products and achievement of operational goals.
At Risk	Long-term Equity Incentive Compensation RSUs		■ Our long-term incentive compensation is designed to focus our executives on longer-term performance and the creation of shareholder value. We rely upon equity-based awards that vest over a meaningful period of time and/or upon the achievement of performance goals.
PRSUs
	Severance and Change in Control Benefits	N/A	■ We offer our executives severance benefits and certain tax reimbursements to incentivize them to continue to strive to achieve shareholder value in connection with change-in-control situations.
(1)	The target mix is based on an average of Mr. Bigham, Dr. Loh and Mr. Woodrow’s compensation elements. The long-term equity incentive compensation target mix reflects the grant date fair value of the time-based RSUs and grant date fair value of the PRSUs, assuming the highest level of performance was achieved.

In addition, we provide our executives with benefits that are available to all employees, including medical and dental insurance, life and disability insurance, medical and dependent care flexible spending accounts and a 401(k) plan.

Compensation Paid in 2021 and Grants for 2022

Base Salary

In February 2021, our Compensation Committee approved base salaries for fiscal 2021 and target fiscal 2021 annual cash incentives for our named executive officers. With respect to Mr. Bigham, Dr. Loh and Mr. Woodrow, the Compensation Committee reviewed and approved their performance for the year ended December 31, 2020, which we refer to as fiscal 2020.

34	2022 Proxy Statement

Executive Compensation

Annual Cash Incentive Compensation

We have designed our annual performance-based cash incentive program to emphasize pay-for-performance and to reward our executive officers for the achievement of our performance during the preceding year guided by specified annual corporate goals. Historically, each named executive officer has been eligible, at our Board’s discretion, to receive an annual performance-based cash incentive, which we also refer to as an annual cash incentive, in an amount corresponding to a percentage of his or her base salary. The amount of the annual cash incentive for each named executive officer is determined upon the recommendation of our Compensation Committee. In making such determinations and recommendations, the Compensation Committee examined the performance against specific corporate goals, as well as unanticipated outstanding achievements by us in the preceding year.

Our Compensation Committee has targeted annual cash incentive levels for our named executive officers at the 50th percentile for “meets target” company performance and may in its discretion pay out above target for outstanding performance. Our Compensation Committee has authority to adjust a named executive officer’s ultimate payment amount in connection with its annual review of each executive officer’s performance.

Given the nature of our business, the determination of annual incentives for our executives has been tied to achieving our financial targets, advancing our commercial and development stage products and accomplishing operational goals. Each executive officer has a target cash incentive amount that is set as a percentage of his or her base salary, which is also based, in part, on peer group benchmarks. The amount of the cash incentives awarded by the Compensation Committee to our named executive officers each year is based on the achievement of performance and corporate goals set by the Compensation Committee in advance, which are designed to capture the important operational and financial aspects of the organization. In 2021, in addition to considering performance against annual corporate goals, the Compensation Committee included outstanding achievements as part of the evaluation.

The Compensation Committee determined achievement of 83% out of a target 100% of corporate goals, and achievement of 30% out of a total of 35% for stated stretch goals. The Compensation Committee also awarded an additional 27% in the aggregate for outstanding achievements, ultimately exercising discretion to payout a maximum payout of 125%.

Our Compensation Committee approved the 2021 corporate goals, including stretch goals, as follows:

OUR GOALS	OUR METRICS		OUR PERFORMANCE

	■	Achieve (+/-) NUZYRA net core commercial product sales of $75M	■	Partially achieved
	■	Fulfill requirements to achieve receipt of BARDA-NUZYRA net product revenues of >$35m (Procurement #2)	■	Not achieved since BARDA changed procurement trigger
	■	Maintain a Board-approved cash nadir amount as of December 31, 2021	■	Successfully achieved

	■	Ensure a continuous, uninterrupted ex-factory supply of NUZYRA	■	Successfully achieved
	■	BARDA milestone: Progress animal rule development program in pulmonary anthrax with initiation of animal PK studies	■	Successfully achieved
	■	Conduct activities ethically and in compliance in all material respects with the company’s policies and code of business conduct.	■	Successfully achieved

	■	Approval of sNDA for oral-only loading dose regimen for patients diagnosed with CABP	■	Successfully achieved

	■	Identify opportunity to transact co-promote/ in-license/purchase for an additional asset with potential for near term revenue opportunity	■	Successfully achieved

2022 Proxy Statement	35

Executive Compensation

■	Reduction in direct cost of tablets sold of 5%	■	Successfully achieved
■	Generate additional in vitro and/or in vivo data on pathogens of interest to support further government opportunities	■	Successfully achieved
■	Initiate Phase 2b clinical study in NTM	■	Successfully achieved
■	Identify opportunity for a NUZYRA or SEYSARA ex-U.S. partnership	■	Successfully achieved
■	Submit term sheet to in-license/purchase a development asset with potential to secure non-dilutive development funding	■	Successfully achieved; term sheet declined
■	Obtain additional government contract/purchase for NUZYRA beyond Project BioShield	■	Not achieved

The Compensation Committee also rewarded the following 2021 outstanding achievements:

■  Renegotiated product supply agreements and identified product packaging enhancements that created cost savings and operational efficiencies

■  Deferred certain work for U.S.-based supply chain in order to redeploy capital to other strategic priorities

■  Reduced office footprint and implemented new corporate systems that resulted in additional cost savings

■ Stabilized and enhanced sales force retention ■ Implemented 10th sales region
■ Expanded BARDA contract to include program to develop omadacycline for post-exposure prophylaxis treatment of anthrax that increased contract value by $19M

■  Granted orphan drug designation for omadacycline for the treatment of NTM

■  Mitigated supply chain and other business disruptions due to the ongoing COVID-19 pandemic

■  Unplanned FDA pharmacovigilance inspection resulted in zero observations noted

■  Expanded Medical Science Liaison role to support healthcare providers in the community setting

■  Enhanced NUZYRA’s body of medical evidence

Our 2021 goals were assigned the following percentages:

1.	Financial goals: 50%

2.	Operational goals: 30%

3.	Product goal: 10%

4.	Growth goal: 10%

5.	Stretch goals: 35%

The Compensation Committee reviewed the Company’s performance in 2021 against the corporate goals and considered stretch goals as well as outstanding achievements above and beyond the corporate goals. The Compensation Committee determined a combined achievement of 140%, and exercised its discretion to award a target of 125%, based on the following:

1.	Financial goals: Achievement of 33% out of our target of 50%.

a.	We earned $68.2M in net U.S. core commercial sales of NUZYRA, which did not meet the Board approved target. The Compensation Committee awarded 23% out of a 25% target.
b.	We did not earn BARDA-NUZYRA net product revenues of >$35M since the second procurement was delayed by BARDA due to a change in the procurement trigger. The Compensation Committee awarded 0% out of a 15% target.
c.	The full 10% was awarded for maintaining a cash nadir of at least the Board-approved amount of as of December 31, 2021.

2.	Operational goals: Achievement of 30% out of our target of 30%.

a.	The full 10% was awarded for ensuring continuous uninterrupted supply of NUZYRA.
b.	The full 10% was awarded for progressing the animal rule development program in pulmonary anthrax with initiation of animal PK studies.
c.	The full 10% was awarded for continually operating in a compliant and ethical manner regarding company policies and code of conduct.

36	2022 Proxy Statement

Executive Compensation

3.	Product goal: Achievement of 10% out of our target of 10%.

a.	The full 10% was awarded for approval of sNDA for oral-only loading dose regimen for patients diagnosed with CABP.

4.	Growth goals: Achievement of 10% out of our target of 10%.

a.	The full 10% was awarded for identifying opportunity to transact co-promote/in-license/purchase for an additional asset with potential for near term revenue opportunity.

5.	Stretch goals: Achievement of 30% out of our target of 35%.

a.	The full 5% was awarded for reducing cost of tablets sold by 5%.
b.	The full 5% was awarded for generating additional in vitro and/or in vivo data on pathogens of interest to support further government opportunities.
c.	The full 5% was awarded for initiation of a Phase 2b clinical study in NTM.
d.	The full 5% was awarded for identifying opportunity for a NUZYRA or SEYSARA ex-U.S. partnership.
e.	The full 10% was awarded for submission of term sheet to in-license/purchase a development asset with potential to secure non-dilutive development funding.
f.	We did not obtain additional Government contract/ purchase for NUZYRA beyond Project BioShield and therefore received 0 out of 5%.

Increases to Base Salary and Incentive Target Percentage for 2021

NAME	2021 BASE SALARY ($)	BASE SALARY INCREASE FROM 2020 (%)	2021 ANNUAL INCENTIVE TARGET % OF BASE SALARY
Evan Loh, M.D.	600,125	5.0	60.0
Michael F. Bigham	520,000	4.0	60.0
Adam Woodrow	460,130	3.4	45.0

Long-Term Equity Awards

In February 2021, the Compensation Committee approved fiscal 2021 annual equity awards for the named executive officers. These recommendations were approved by the Board in February 2021 in the amounts set forth in the Summary Compensation Table, which corresponded generally to the 75th percentile of our peer group with respect to equity incentive compensation. For each named executive officer’s fiscal 2021 annual equity awards, 55% of each named executive officer’s award was in the form of performance-based restricted stock unit, or PRSU, awards and the other 45% was in the form of time-based RSU awards. The aggregate number of RSU awards and PRSU awards granted to each named executive officer was based on the named executive officer’s existing equity incentive holdings, level of responsibility within our company, equity ownership in relation to the peer group benchmark, and the Compensation Committee’s subjective assessment of the named executive officer’s individual performance and our overall company performance, in each case without reference to any specific metric.

The RSU awards approved in February 2021 are eligible to vest as follows: 1/3 vested on December 10, 2021, or the Initial Vesting Date, with an additional 1/3 of the RSU awards vesting on each anniversary of the Initial Vesting Date thereafter until fully vested.

The PRSU awards approved in February 2021 are eligible to vest upon achievement of the following milestones: (i) 25/55 on achievement of cumulative net product revenue of greater than $325 million, (ii) shall be earned on achievement of secure rights to a second product (which shall include a license, co-promote or purchase), (iii) 10/55 shall be earned and vest on achievement upon on-shoring API registration batch reports completion; and (iv) 10/55 upon achievement of data lock: Phase 2b NTM study.

Revenue Performance Incentive Plan

On October 4, 2018, the Company adopted the Revenue Performance Incentive Plan, or the Plan, to grant performance-based cash incentive awards to key employees and consultants of the Company. The Plan provides for an incentive pool of up to $50 million, plus accrued interest during the period between the awards’ vesting date and payment dates. As of December 31, 2020, the following percentages of the incentive pool were allocated to the named executive officers: (i) 25% to Mr. Bigham, (ii) 25% to Dr. Loh, and (iii) 14% to Mr. Woodrow.

The incentive pool is divided into two equal tranches with the first tranche vesting upon the Company’s achievement of cumulative net product revenues over $300 million by December 31, 2025, or Tranche 1, and the second tranche vesting upon the Company’s achievement of cumulative

2022 Proxy Statement	37

Executive Compensation

product revenues over $600 million by December 31, 2026, or Tranche 2. Participants vest annually in each tranche of their awards in four equal installments on December 31, 2019, December 31, 2020, December 31, 2021, and December 31, 2022, subject to their continued employment with the Company through the applicable vesting date. If a participant’s employment terminates prior to December 31, 2022 due to death or disability, the participant will automatically vest in an additional 25% of each tranche of his or her award. Upon the achievement of a Tranche 1 or Tranche 2 milestone (but not a deemed achievement in connection with a change of control), each participant who has remained in continuous employment with the Company through December 31, 2022 will be 100% vested in the applicable tranche. In the event of a change of control of the Company prior to December 31, 2026, participants whose employment has terminated prior to such date will be eligible for payouts under the Plan based on the then-vested portion of their awards, and participants who have remained employed through the change of control will be deemed to have time-vested in full in each tranche of their awards.

Upon the achievement of a Tranche 1 or Tranche 2 milestone (but not a deemed achievement in connection with a change of control), each participant’s payout in respect of the applicable tranche of his or her award will equal (a) the participant’s then-vested percentage, multiplied by (b) $25 million, multiplied by (c) the participant’s individual percentage allocation of the incentive pool.

Amounts that become payable upon achievement of the Tranche 1 milestone will be paid in a lump-sum in the first quarter of 2026 and amounts that become payable upon achievement of the Tranche 2 milestone will be paid in a lump-sum in the first quarter of 2027. In the event of a change of control, any portion of the incentive pool that is earned, but unpaid, or deemed earned in connection with the change of control will be paid at the time of the change of control.

Awards may be paid out in cash or in a combination of cash and registered securities of equal value (based on the Company’s 20-day trailing average closing common stock price), with the portion paid in registered securities not to exceed 50% of the aggregate payment amount with respect to each tranche; provided, however, that any amounts payable with respect to an award in connection with a change in control will be paid in cash.

38	2022 Proxy Statement

Executive Compensation Tables

Summary Compensation Table

The following table shows for the years ended December 31, 2021, 2020 and 2019, compensation awarded to or paid to, or earned by, our named executive officers.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)(1)	STOCK AWARDS ($)(2)		NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Evan Loh, M.D. Chief Executive Officer
	2021	600,125		—	2,539,350	(8)	450,094	22,921	3,552,396
	2020	575,000		—	505,440	(9)	431,250	22,921	1,534,611
	2019	520,000	(5)	—	1,352,100	(10)	364,375	22,521	2,258,996
Michael F. Bigham Executive Chairman of the Board
	2021	520,000		—	2,351,250	(11)	390,000	24,703	3,346,047
	2020	500,000		—	473,850	(12)	375,000	24,703	1,373,553
	2019	515,000	(6)	—	1,352,100	(13)	343,750	22,928	2,233,778
Adam Woodrow President and Chief Commercial Officer
	2021	460,130		—	1,485,990	(14)	258,823	16,522	2,221,495
	2020	445,000		—	236,925	(15)	250,313	16,552	948,790
	2019	415,000	(7)	48,375	676,050	(16)	193,500	15,330	1,348,225
(1)	Amounts shown for fiscal 2019 reflect the portion of the bonus paid to Mr. Woodrow, under our annual cash bonus program, attributable to his achievement of individual performance goals as determined by our Compensation Committee. Mr. Woodrow’s annual cash bonus in 2020 and 2021 was 100% attributable to achievement of corporate goals and outstanding achievements.
(2)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers in any applicable year. Instead, these amounts reflect the aggregate grant date fair value of each RSU award or PRSU award computed in accordance with the provisions of FASB ASC Topic 718 (using the closing price of our common stock on the date of grant). Assumptions used in the calculation of these amounts are included in the footnotes to our financial statements included in our Annual Report on Form 10-K for the applicable fiscal year.
(3)	Amounts shown in this column reflect the dollar value of annual cash bonus awards earned by our named executive officers based on the achievement of certain pre-established corporate goals plus additional amounts for outstanding achievements.
(4)	Amounts shown in 2021 include the following contributions made by the Company toward the named executive officers’ insurance premiums and the Company’s 401(k) plan:

	GROUP LIFE INSURANCE PREMIUMS ($)	LONG-TERM DISABILITY INSURANCE PREMIUMS ($)	MATCHING CONTRIBUTIONS UNDER 401(K) PLAN ($)	SUPPLEMENTAL LONG-TERM DISABILITY INSURANCE PREMIUM ($)	TOTAL ($)
E. Loh	6,140	2,060	11,400	3,321	22,921
M. Bigham	7,515	2,060	11,400	3,728	24,703
A. Woodrow	3,092	2,060	11,400	—	16,552
(5)	Dr. Loh served as the Company’s President, Chief Operating Officer, and Chief Medical Officer through June 2019 with a base salary of $510,000. Effective July 2019, he transitioned to the position of Chief Executive Officer with a base salary of $530,000. The above information reflects the actual base salary paid to him in 2019.
(6)	Mr. Bigham served as the Company’s Chief Executive Officer through June 2019 with a base salary of $530,000. Effective July 2019, he transitioned to the position of Executive Chairman of the Board with a base salary of $500,000. The above information reflects the actual base salary paid to him in 2019.
(7)	Mr. Woodrow served as the Company’s Vice President and Chief Commercial Officer through June 2019 with a base salary of $400,000. Effective July 2019, he transitioned to the position of President and Chief Commercial Officer with a base salary of $430,000. The above information reflects the actual base salary paid to him in 2019.
(8)	Amount reflects the grant date fair value of the time-based RSU award granted to Dr. Loh in 2021 of $2,077,650 as well as certain performance-vesting conditions on Dr. Loh’s PRSU award deemed probable to be achieved as of the grant date of $461,700. The grant date fair value of Dr. Loh’s PRSU award, assuming the highest level of performance was achieved, would be $2,539,350.
(9)	Amount reflects the grant date fair value of the time-based RSU award granted to Dr. Loh in 2020. Because, as of the grant date, it was not deemed probable that the performance-vesting conditions on Dr. Loh’s PRSU award would be achieved, no value is shown in the table above for the PRSU award. The grant date fair value of Dr. Loh’s PRSU award, assuming the highest level of performance was achieved, would be $1,179,360.
(10)	Amount reflects the grant date fair value of the time-based RSU award granted to Dr. Loh in 2019 of $867,600 as well as certain performance-vesting conditions on Dr. Loh’s PRSU award deemed probable to be achieved as of the grant date of $484,500. The grant date fair value of Dr. Loh’s PRSU award, assuming the highest level of performance was achieved, would be $581,400.

2022 Proxy Statement	39

Executive Compensation Tables

(11)	Amount reflects the grant date fair value of the time-based RSU award granted to Mr. Bigham in 2021 of 1,923,750 as well as certain performance-vesting conditions on Mr. Bigham’s PRSU award deemed probable to be achieved as of the grant date of $427,500. The grant date fair value of Mr. Bigham’s PRSU award, assuming the highest level of performance was achieved, would be $2,351,250.
(12)	Amount reflects the grant date fair value of the time-based RSU award granted to Mr. Bigham in 2020. Because, as of the grant date, it was not deemed probable that the performance-vesting conditions on Mr. Bigham’s PRSU award would be achieved, no value is shown in the table above for the PRSU award. The grant date fair value of Mr. Bigham’s PRSU award, assuming the highest level of performance was achieved, would be $1,105,650.
(13)	Amount reflects the grant date fair value of the time-based RSU award granted to Mr. Bigham in 2019 of $867,600 as well as certain performance-vesting conditions on Mr. Bigham’s PRSU award deemed probable to be achieved as of the grant date of $484,500. The grant date fair value of Mr. Bigham’s PRSU award, assuming the highest level of performance was achieved, would be $581,400.
(14)	Amount reflects the grant date fair value of the time-based RSU award granted to Mr. Woodrow in 2021 of $1,215,810 as well as certain performance-vesting conditions on Mr. Woodrow’s PRSU award deemed probable to be achieved as of the grant date of $270,180. The grant date fair value of Mr. Woodrow’s PRSU award, assuming the highest level of performance was achieved, would be $1,485,990.
(15)	Amount reflects the grant date fair value of the time-based RSU award granted to Mr. Woodrow in 2020. Because, as of the grant date, it was not deemed probable that the performance-vesting conditions on Mr. Woodrow’s PRSU award would be achieved, no value is shown in the table above for the PRSU award. The grant date fair value of Mr. Woodrow’s PRSU award, assuming the highest level of performance was achieved, would be $552,825.
(16)	Amount reflects the grant date fair value of the time-based RSU award granted to Mr. Woodrow in 2019 of $433,800 as well as certain performance-vesting conditions on Mr. Woodrow’s PRSU award deemed probable to be achieved as of the grant date of $242,250. The grant date fair value of Mr. Woodrow’s PRSU award, assuming the highest level of performance was achieved, would be $290,700.

Grants of Plan-Based Awards Table

Because we are a smaller reporting company, we are not required to include the following table. However, we believe it is a helpful format for presenting grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2021.

NAME	GRANT DATE	FUTURE PAYOUTS UNDER CASH INCENTIVE COMPENSATION PLAN TARGET ($)(1)	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (#)	NUMBER OF SHARES OR UNITS OF STOCK THAT VESTED IN 2021 (#)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(2)
Evan Loh, M.D.	—	360,075	—	—	—
	3/31/2021	—	202,500	101,250	2,077,650
	3/31/2021	—	371,250	—	461,700
Michael F. Bigham	—	312,000	—	—	—
	3/31/2021	—	187,500	93,750	1,923,750
	3/31/2021	—	343,750	—	427,500
Adam Woodrow	—	207,058	—	—	—
	3/31/2021	—	118,500	59,250	1,215,810
	3/31/2021	—	217,250	—	270,180
(1)	Reflects the value of the bonus earned under our annual cash bonus program attributable to 2021 performance paid in 2022 at target.
(2)	Reflects the grant date fair value of RSU awards and certain performance-vesting conditions award deemed probable to be achieved as of the grant date calculated in accordance with FASB ASC Topic 718. The grant date fair value of Dr. Loh, Mr. Bigham and Mr. Woodrow’s PRSU awards, assuming the highest level of performance was achieved, would be $2,539,350, $2,351,250, and $1,485,990, respectively. The following table provides the vesting schedules for grants of plan-based awards to our named executive officers in 2021:

	CUM. NET PRODUCT REVENUES >$325M	SECURE SECOND PRODUCT	COMPLETION OF ON- SHORING	DATA LOCK: PHASE 2b NTM STUDY	TOTAL PRSUs	ANNUAL RSU VESTING: 2021 GRANTS(2)			TOTAL RSUs
Vesting Date	Upon achievement(1)	Upon Achievement(1)	Upon achievement(1)	Upon achievement(1)		2021	2022	2023
Evan Loh	168,750	67,500	67,500	67,500	371,250	101,250	101,250	101,250	303,750
Michael Bigham	156,250	62,500	62,500	62,500	343,750	93,750	93,750	93,750	281,250
Adam Woodrow	98,750	39,500	39,500	39,500	217,250	59,250	59,250	59,250	177,750
(1)	PRSUs shall become both earned and time-vested as follows: (i) 25/55 on achievement of cumulative net product revenue of greater than $325 million, (ii) 10/55 shall be earned on achievement of secure rights to a second product (which shall include a license, co-promote or purchase), (iii) 10/55 shall be earned and vest on completion of onshoring; and (iv) 10/55 upon achievement of data lock: Phase 2b NTM study. RSU awards time-vest as follows: 1/3 vested on December 10, 2021, or the Initial Vesting Date, with an additional 1/3 of the RSU awards vesting on each anniversary of the Initial Vesting Date thereafter until fully vested.

40	2022 Proxy Statement

Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		OPTION AWARDS				STOCK AWARDS
NAME		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)(1)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Evan Loh, M.D.	(2)	78,957	—	4.30	6/28/2024	—	—	—	—
	(3)	78,957	—	4.30	6/28/2024	—	—	—	—
	(5)	—	—	—	—	—	—	30,000	96,900
	(6)	—	—	—	—	48,000	168,480	—	—
	(7)	—	—	—	—	—	—	244,364	857,717
	(8)	—	—	—	—	202,500	1,385,100	—	—
	(9)	—	—	—	—	—	—	371,250	2,539,350
Michael F. Bigham	(10)	98,583	—	4.30	6/28/2024	—	—	—	—
	(11)	145,093	—	4.30	6/28/2024	—	—	—	—
	(12)	145,093	—	4.30	6/28/2024	—	—	—	—
	(13)	—	—	—	—	—	—	30,000	96,900
	(14)	—	—	—	—	45,000	157,950	—	—
	(15)	—	—	—	—	—	—	229,091	804,109
	(8)	—	—	—	—	187,500	1,282,500	—	—
	(9)	—	—	—	—	—	—	343,750	2,351,250
Adam Woodrow	(4)	—	—	—	—	22,500	78,975	—	—
	(5)	—	—	—	—	—	—	15,000	48,450
	(6)	—	—	—	—	45,000	157,950	—	—
	(7)	—	—	—	—	—	—	114,545	4,092,052
	(8)	—	—	—	—	118,500	810,540	—	—
	(9)	—	—	—	—	—	—	217,250	1,485,990
(1)	Based in part on an analysis by an independent third-party valuation firm, the Board had determined the fair market value to be $0.29 per share. Upon the closing of the Merger, each share of Paratek Pharmaceuticals, Inc. (prior to its merger with Transcept Pharmaceuticals, Inc.) common stock was exchanged for 0.0675 of a share of Paratek common stock (as adjusted for the 1-for-12 reverse stock split). As such, the exercise price of the stock options became $4.30 per share.
(2)	This stock option was granted in June 2014 under the 2014 Plan and originally vested monthly over four years measured from the vesting commencement date. On February 4, 2015, this stock option was amended to provide that 25% would vest on January 1, 2016 with the remainder subject to certain performance-based vesting terms associated with completion of data lock in the Company’s Phase 3 clinical study of omadacycline for the treatment of acute bacterial skin and skin structure infections, or ABSSSI. All unvested shares subject to the stock option would have vested upon a termination without cause or a resignation for good reason, in each case in connection with a change of control.
(3)	This stock option was granted in June 2014 under the 2014 Plan and originally vested monthly over four years measured from the vesting commencement date. On February 4, 2015, this stock option was amended to provide that 25% would vest on January 1, 2017 with the remainder subject to certain performance-based vesting terms associated with completion of data lock in the Company’s Phase 3 clinical study of omadacycline for the treatment of community-acquired bacterial pneumonia, or CABP. All unvested shares subject to the stock option would have vested upon a termination without cause or a resignation for good reason, in each case in connection with a change of control.
(4)	This RSU was awarded in February 2020 under the 2015 Plan, with a grant date fair value of $3.51 per share, and vests as follows: 1/3 vested on December 10, 2020, or the Initial Vesting Date, with an additional 1/3 of the RSUs vesting on each anniversary of the Initial Vesting Date thereafter until fully vested. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause or a resignation for good reason, in each case in connection with a change of control.
(5)	This PRSU was awarded in February 2019 and granted in July 2019 under the 2015 Plan, with a grant date fair value of $3.23 per share, and shall become both earned and time-vested as follows: (i) 25/60 on achievement of cumulative net product revenue of greater than $35 million, which was achieved in September 2020 and vested in November 2020, (ii) 25/60 on achievement of cumulative net product revenue of greater than $80 million, which was achieved in June 2021 and vested in August 2021, and (iii) the remaining 10/60 on achievement of the first dose in animal “efficacy” study (plague or anthrax) under the BARDA contract. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause or a resignation for good reason, in each case in connection with a change of control.

2022 Proxy Statement	41

Executive Compensation Tables

(6)	This RSU was awarded in February 2020 under the 2015 Plan, with a grant date fair value of $3.51 per share, and vests as follows: 1/3 vested on December 10, 2020, or the Initial Vesting Date, with an additional 2/3 of the RSUs vesting on each anniversary of the Initial Vesting Date thereafter until fully vested. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause or a resignation for good reason, in each case in connection with a change of control.
(7)	This PRSU was awarded in February 2020 under the 2015 Plan, with a grant date fair value of $3.51 per share and shall become both earned and time-vested as follows: (i) 25/55 on achievement of cumulative net product revenue of greater than $200 million, (ii) 15/55 on achievement of Data Lock on the CABP PMR study, and (iii) 15/55 on achievement of the oral only CABP indication for NUZYRA granted by the FDA, which occurred in May 2021. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause or a resignation for good reason, in each case in connection with a change of control.
(8)	This RSU was awarded in March 2021 under the 2015 Plan, with a grant date fair value of $6.84 per share, and vests as follows: 1/3 vested on December 10, 2021, or the Initial Vesting Date, with an additional 1/3 of the RSUs vesting on each anniversary of the Initial Vesting Date thereafter until fully vested. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause or a resignation for good reason, in each case in connection with a change of control.
(9)	This PRSU was awarded in March 2021 under the 2015 Plan, with a grant date fair value of $6.84 per share, and shall become both earned and time-vested as follows: (i) 25/55 shall be earned on achievement of cumulative net product revenue of greater than $325 million (ii) 10/55 shall be earned on achievement of secure rights to a second product (which shall include a license, co-promote or purchase), (iii) 10/55 shall be earned and vest on achievement upon on-shoring API registration batch reports completion, and (iv) 10/55 upon achievement of data lock: Phase 2b NTM study. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause, a resignation for good reason, or a change of control.
(10)	This stock option was granted in June 2014 under the 2014 Plan, and originally vested monthly over four years measured from the vesting commencement date. On October 9, 2015, this stock option was amended to conform the award’s vesting schedule to other new hire grants. Following amendment, 25% of the award vested on January 1, 2016 with the remaining 75% to vesting in a series of thirty-six successive equal monthly installments measured from January 1, 2016. All unvested shares subject to the stock option would have vested upon a termination without cause, a resignation for good reason, or a change of control.
(11)	This stock option was granted in June 2014 under the 2014 Plan and originally vested monthly over four years measured from the vesting commencement date. On February 4, 2015, this stock option was amended to provide that 25% would vest on January 1, 2016 with the remainder subject to certain performance-based vesting terms associated with completion of data lock in the Company’s Phase 3 clinical study of omadacycline for the treatment of ABSSSI. All unvested shares subject to the award would have vested upon a termination without cause, a resignation for good reason, or a change of control.
(12)	This stock option was granted in June 2014 under the 2014 Plan and originally vested monthly over four years measured from the vesting commencement date. On February 4, 2015, this stock option was amended to provide that 25% would vest on January 1, 2017 with the remainder subject to certain performance-based vesting terms associated with completion of data lock in the Company’s Phase 3 clinical study of omadacycline for the treatment of CABP. All unvested shares subject to the award would have vested upon a termination without cause, a resignation for good reason, or a change of control.
(13)	This PRSU was awarded in February 2019 and granted in July 2019 under the 2015 Plan, with a grant date fair value of $3.23 per share, and shall become both earned and time-vested as follows: (i) 25/60 on achievement of cumulative net product revenue of greater than $35 million, which was achieved in September 2020 and vested in November 2020, (ii) 25/60 on achievement of cumulative net product revenue of greater than $80 million which was achieved in June 2021 and vested in August 2021, and (iii) the remaining 10/60 on achievement of the first dose in animal “efficacy” study (plague or anthrax) under the BARDA contract. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause, a resignation for good reason, or a change of control.
(14)	This RSU was awarded in February 2020 under the 2015 Plan, with a grant date fair value of $3.51 per share, and vests as follows: 1/3 shall vested on December 10, 2020, or the Initial Vesting Date, with an additional 2/3 of the RSUs vesting on each anniversary of the Initial Vesting Date thereafter until fully vested. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause, a resignation for good reason, or a change of control.
(15)	This PRSU was awarded in February 2020 under the 2015 Plan, with a grant date fair value of $3.51 per share, and shall become both earned and time-vested as follows: (i) 25/55 on achievement of cumulative net product revenue of greater than $200 million, (ii) 15/55 on achievement of Data Lock on the CABP PMR study, and (iii) 15/55 on achievement of the oral only CABP indication for NUZYRA granted by the FDA which occurred in May 2021. Notwithstanding the foregoing, all unvested shares subject to the award shall vest upon a termination without cause, a resignation for good reason, or a change of control.

42	2022 Proxy Statement

Executive Compensation Tables

Potential Payments Upon A Termination of Employment or Change of Control

Employment Agreements and Equity Awards(6)

	TERMINATION OF EMPLOYMENT WITHOUT CAUSE/FOR GOOD REASON AND CHANGE OF CONTROL(1)					TERMINATION OF EMPLOYMENT WITHOUT CAUSE/FOR GOOD REASON AND NO CHANGE OF CONTROL(2)
NAME	PRO-RATA BONUS ($)(3)	SALARY CONTINUATION ($)	MEDICAL BENEFITS CONTINUATION ($)	ACCELERATED REVENUE PERFORMANCE INCENTIVE PLAN EARNINGS(4)	ACCELERATED VESTING OF EQUITY AWARDS ($)(5)	PRO-RATA BONUS ($)(3)	SALARY CONTINUATION ($)	MEDICAL BENEFITS CONTINUATION ($)	ACCELERATED REVENUE PERFORMANCE INCENTIVE PLAN EARNINGS(4)	ACCELERATED VESTING OF EQUITY AWARDS ($)(5)
Evan Loh, M.D.	360,075	600,125	16,503	5,000,000	4,023,552	360,075	600,125	16,503	—	—
Michael F. Bigham	312,000	520,000	23,517	5,000,000	3,750,681	312,000	520,000	23,517	—	3,750,681
Adam Woodrow	207,058	460,130	23,517	2,800,000	2,190,200	207,058	460,130	23,517	—	—
(1)	Represents severance amounts payable to each named executive officer under the terms of the executives’ employment agreements described below and their equity award agreements upon a termination of employment by the Company without cause or by the executive for good reason in connection with a change of control of the Company on December 31, 2021.
(2)	Represents amounts payable under the terms of the executives’ employment agreements and their equity award agreements upon a termination of employment by the Company without cause or by the executive for good reason not in connection with a change of control of the Company.
(3)	Bonus amounts assume no bonuses with respect to fiscal 2021 have been paid to the executives as of December 31, 2021 and that all fiscal 2020 bonus amounts have been paid as of such date, in each case, as would be consistent with Paratek’s historical practice.
(4)	Represents amounts payable under the terms of the Revenue Performance Incentive Plan upon a change of control as described below.
(5)	With respect to RSU awards and PRSU awards, the value is calculated by multiplying the number of unvested RSU awards and PRSU awards that are eligible to vest by $4.49, the closing price of our common stock on the Nasdaq Global Market on December 31, 2021.
(6)	The table does not show any payments that may be payable to the executives in connection with any parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Revenue Performance Incentive Plan

Under the Revenue Performance Incentive Plan, if a change of control occurs prior to December 31, 2026, and the Tranche 1 milestone was not achieved prior to the change of control, the Tranche 1 milestone will be deemed to be achieved at a percentage equal to the greater of (1) 50% and (2) the cumulative product revenues as of the change of control, divided by $300 million. If a change of control occurs prior to December 31, 2026, and the Tranche 2 milestone was not achieved prior to the change of control, the Tranche 2 milestone will be deemed to be achieved at a percentage equal to the greater of (1) 30% and (2) the cumulative product revenues as of the change of control, divided by $600 million. A participant’s payout in respect of each tranche of his or her award in a change of control will equal (1) the participant’s then-vested percentage of such tranche, multiplied by (2) the percentage of that tranche’s milestone that has been achieved or is deemed to have been achieved, multiplied by (3) $25 million, multiplied by (4) the participant’s individual percentage allocation of the incentive pool.

If a change of control occurs prior to the achievement of either or both of the Tranche 1 and Tranche 2 milestones, the awards will remain outstanding and the remaining unpaid portion of the incentive pool applicable to the Tranche 1 or Tranche 2 milestone, as applicable, will be paid following the achievement of either such milestone at the time or times the bonuses would otherwise be paid out. Any successor in interest to the Company upon or following a change of control will be required to assume all obligations under the Plan.

Employment and Severance Agreements

We have employment agreements with each of our current named executive officers. The agreements generally provide for at-will employment and set forth the executive officer’s initial base salary, annual performance bonus opportunity, initial equity grant amount and eligibility for employee benefits. In addition, each of our named executive officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the offer letters are described below; however, the fiscal 2022 base salary and bonus opportunity for each named executive officer can be found above under “Elements of Executive Compensation.” A “qualifying termination” for the purposes of the employment agreements is defined as a termination of the executive officer by us without cause, other than as a result of the executive officer’s death or disability, or the resignation of the executive officer’s employment with us with good reason.

2022 Proxy Statement	43

Executive Compensation Tables

Michael F. Bigham

In June 2014, Paratek Pharmaceuticals, Inc. (prior to its merger with Transcept Pharmaceuticals, Inc.) entered into an offer letter agreement, or the Bigham Agreement, with Mr. Bigham, pursuant to which he commenced employment on an at-will basis as our Chief Executive Officer. Upon termination of Mr. Bigham’s employment for any reason other than by Paratek without cause or by him with good reason, he will be paid all accrued but unpaid base salary, any earned but unpaid bonus, reimbursement for business expenses incurred but not yet paid and all accrued but unused vacation. Notwithstanding the foregoing sentence, Mr. Bigham’s unvested options and other equity awards will become fully vested if his employment is terminated by Paratek without cause or by him for good reason or if a change of control occurs and the Company elects to accelerate vesting of any other employees’ or directors’ awards, provided, in each case, that any equity awards subject to performance-based vesting conditions will be deemed to have been achieved at target. Upon termination of Mr. Bigham’s employment at any time by Paratek without cause or by him with good reason, he will receive all accrued but unpaid base salary, any earned but unpaid bonus, reimbursement for business expenses incurred but not yet paid and all accrued but unused vacation. In addition, subject to Mr. Bigham’s execution of a general release and waiver of claims in favor of Paratek and our affiliates, he will be eligible to receive cash severance equal to twelve months of his annual base salary, a prorated portion of the performance bonus he would have earned for the year in which his employment terminates and twelve months of continued health care insurance coverage.

The Bigham Agreement was amended in August 2017 to provide that if any payments or benefits Mr. Bigham receives constitute “excess parachute payments” under Section 280G of the Code, he will be entitled to a full reimbursement by the company of all associated taxes that arise.

The Bigham Agreement was further amended effective July 1, 2019 to reflect his transition from the role of Chief Executive Officer, his appointment as Executive Chairman, and adjustments to his salary and bonus target. Mr. Bigham receives an annual base salary and an annual discretionary bonus target, which was 60% of his annual base salary as of December 31, 2021.

Evan Loh, M.D.

In September 2014, Paratek Pharmaceuticals, Inc. (prior to its merger with Transcept Pharmaceuticals, Inc.) entered into an offer letter agreement, or the Loh Agreement, with Dr. Loh, pursuant to which he commenced employment on an at-will basis as our President and Chief Medical Officer. Pursuant to the terms of the Loh Agreement, Dr. Loh receives an annual base salary and provides for an annual discretionary bonus target which was 60% of his annual base salary as of December 31, 2021.

The Loh Agreement was further amended and restated in June 2017 to provide severance benefits consistent with those of other executive officers. Upon termination of Dr. Loh’s employment for any reason other than by Paratek without cause or by him with good reason, he will be paid all accrued but unpaid base salary, any earned but unpaid bonus, reimbursement for business expenses incurred but not yet paid and all accrued but unused vacation, and Dr. Loh’s options will terminate, as to all unvested shares, as of his termination date. Upon termination of Dr. Loh’s employment at any time by Paratek without cause or by him with good reason, he will receive all accrued but unpaid base salary, any earned but unpaid bonus, reimbursement for business expenses incurred but not yet paid and all accrued but unused vacation. In addition, subject to Dr. Loh’s execution of a general release and waiver of claims in favor of Paratek and our affiliates, he will be eligible to receive cash severance equal to twelve months of his annual base salary, a prorated portion of the performance bonus he would have earned for the year in which his employment terminates and twelve months of continued health care insurance coverage.

The Loh Agreement was amended in August 2017 to provide that if any payments or benefits Dr. Loh receives constitute “excess parachute payments” under Section 280G of the Code, he will be entitled to a full reimbursement by the company of all associated taxes that arise.

The Loh Agreement was further amended effective July 1, 2019 to reflect Dr. Loh’s election to Chief Executive Officer of the Company and adjustments made to his salary and bonus target.

Adam Woodrow

In October 2014, Paratek Pharmaceuticals, Inc. entered into an offer letter agreement with Adam Woodrow, pursuant to which he commenced employment on an at-will basis as our Chief Commercial Officer. Pursuant to the terms of the Woodrow agreement, Mr. Woodrow receives an annual base salary and provides for an annual discretionary bonus target which was 45% at December 31, 2021.

The Woodrow Agreement was amended in August 2017 to provide that if any payments or benefits Mr. Woodrow receives constitute “excess parachute payments” under Section 280G of the Code, he will be entitled to a reimbursement by the company of all associated taxes that arise, subject to a cap of $2.5 million through March 31, 2020 and a cap of $1.5 million thereafter.

The Woodrow Agreement was further amended effective July 1, 2019 to reflect Mr. Woodrow’s election to President and Chief Commercial Officer of the Company and adjustments made to his salary and bonus target.

44	2022 Proxy Statement

ITEM 2: Ratification of Selection of Independent Registered Public Accounting Firm

FOR THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	VOTE REQUIRED

The Audit Committee of the Board of Directors, or the Audit Committee, has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should such representative desire to do so and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Paratek and our shareholders.

The affirmative vote of the holders of a majority of the shares present online at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Current Principal Accountant Fees and Services

The following table represents the fees for professional services earned by our independent registered public accounting firm, Ernst & Young LLP, for services rendered for the years ended December 31, 2021 and 2020:

	2021		2020
Audit Fees	$844,000	(1)	$993,253	(1)
Audit-Related Fees	—		—
Tax Fees	118,672.28	(2)	115,820	(2)
All Other Fees	—		—
TOTAL	$962,672.28		$1,109,073
(1)	2021 and 2020 Audit Fees represent fees charged for the audit of our consolidated financial statements, reviews of our interim financial statements and the audit of the effectiveness of our internal control over financial reporting. Audit Fees also include related services that are normally provided in connection with registration statements and securities offerings during 2021 and 2020, such as preparation of comfort letters and consents.
(2)	2021 and 2020 Tax Fees represent fees charged for tax advice.

2022 Proxy Statement	45

Item 2: Ratification of Selection of Independent Registered Public Accounting Firm

Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All of the services provided by Ernst & Young LLP during the years ended December 31, 2021 and 2020 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining their independence.

46	2022 Proxy Statement

Beneficial Ownership of Common Stock by Management and Directors

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2022 by:

■	each of the named executive officers included in the Summary Compensation Table;
■	each director and nominee for director; and
■	all executive officers and directors of Paratek as a group.

The number of shares owned, total shares beneficially owned and the percentage of common stock beneficially owned below is based on total of 53,023,350 shares of Paratek’s common stock outstanding as of March 31, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2022, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

We believe that the shareholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders.

Unless otherwise indicated in the footnotes, the address for each shareholder listed is: c/o Paratek Pharmaceuticals, Inc., 75 Park Plaza, 3rd Floor, Boston, Massachusetts 02116.

	SHARES OWNED DIRECTLY OR BENEFICIALLY	STOCK OPTIONS THAT HAVE VESTED AND WILL VEST WITHIN 60 DAYS	RSUs THAT HAVE VESTED AND WILL VEST WITHIN 60 DAYS	TOTAL SHARES BENEFICIALLY OWNED(1)	PERCENTAGE OWNED
Named Executive Officers and Directors
Michael F. Bigham	546,517	388,769	—	935,286	1.76%
Evan Loh, M.D.	1,149,534	157,914	—	1,307,488	2.46%
Adam Woodrow	563,579	—	—	563,579	*
Timothy R. Franson, M.D.	59,000	62,000	—	121,000	*
Jeffrey Stein, Ph.D.	55,625	62,000	—	117,625	*
Robert S. Radie	52,250	62,000	—	114,250	*
Thomas J. Dietz, Ph.D.	50,000	62,000	—	112,000	*
Kristine Peterson	59,000	50,000	—	109,000	*
Rolf K. Hoffmann	64,000	41,000	—	105,000	*
Minnie Baylor-Henry	39,200	3,911	—	43,111	*
All executive officers and directors as a group	3,367,394	889,594	—	4,256,988	8.0%
*	Represents beneficial ownership of less than 1% of the shares of common stock, if applicable.
(1)	This table is based upon information provided to us by our executive officers and directors.

2022 Proxy Statement	47

Beneficial Ownership of Common Stock by Principal Shareholders

The following table sets forth the ownership by each principal shareholder who owned of record or was known by the Company to own beneficially more than 5% of our common stock as of March 31, 2022.

	NUMBER OF SHARES BENEFICIALLY OWNED(1)	PERCENTAGE OWNED
5% Shareholders
Blackrock, Inc.(2)	2,977,680	5.61%
Entities affiliated with Highland Capital Management, L.P.(3)	2,892,197	5.45%
AIGH Capital Management, LLC(4)	2,820,067	5.31%
(1)	This table is based upon information about principal shareholders known to us based on Schedules 13G and 13D filed with the SEC and otherwise available.
(2)	Based upon information provided by Blackrock, Inc., or Blackrock, in a Schedule 13G/A filed on February 3, 2022. Blackrock has sole voting power over 2,953,205 shares and sole dispositive power over 2,977,680 of the shares. Blackrock is a corporation duly organized under the laws of the State of Delaware with a principal business address of 55 East 52nd Street, New York, NY 10055.
(3)	Based upon information provided by Highland Small-Cap Equity Fund., or Highland, NexPoint Real Estate Opportunities, LLC, or NexPoint, James D. Dondero, Drugcrafters, LP and the Dugaboy Investment Trust in a Schedule 13G filed on March 11, 2022. Highland has shared voting power and shared dispositive power over 64,770 shares. NexPoint has shared voting power and shared dispositive power over 50,000 shares. Mr. Dondero has shared voting power and shared dispositive power over 2,892,197 shares. Drugcrafters, LP has shared voting power and shared dispositive power over 303,367 shares. The Dugaboy Investment Trust has sole voting power and sole dispositive power over 2,474,060 shares. Highland, is organized under the laws of the state of Massachusetts. NextPoint, Drugcrafters, LP and the Dugaboy Investment Trust are organized under the laws of the State of Delaware, and Mr. Dondero is a United States citizen. The principal business address of each of Highland, NexPoint, Mr. Dondero and the Dugaboy Investment Trust is 300 Crescent Court, Suite 700 Dallas, Texas 75201.
(4)	Based upon information provided by AIGH Capital Management, LLC, or AIGH, and Orin Hirschman in a Schedule 13G filed on March 9, 2022

48	2022 Proxy Statement

Questions and Answers about These Proxy Materials and Voting

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Paratek is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 22, 2022 to all shareholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card or a second notice, on or after May 9, 2022.

How do I attend the Annual Meeting?

The meeting will be held entirely online on June 8, 2022 and will begin promptly at 9:30 a.m. Eastern Daylight Time. You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/PRTK2022 where you will be able to vote electronically and submit questions. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m. Eastern Daylight Time, and you should allow ample time for the check-in procedures. You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting. Only shareholders of record at the close of business on April 11, 2022 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If your shares are held in “street name” and you did not receive a 16-digit control number, you may gain access to and vote at the Annual Meeting by logging into your bank or brokerage firm’s website and selecting the shareholder communications mailbox to access the meeting. The control number will automatically populate. Instructions should also be provided on the voting instruction card provided by your bank or brokerage firm. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest,” but you will not be able to vote or ask questions.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on April 11, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 54,478,506 shares of common stock outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on April 11, 2022 your shares were registered directly in your name with Paratek’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2022 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting, although in order to attend, you must show proof of share ownership, such as a current account statement. However, since you are not the shareholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a legal proxy or broker’s proxy card form from your broker, bank or other nominee.

2022 Proxy Statement	49

Questions and Answers about These Proxy Materials and Voting

What am I voting on?

There are three matters scheduled for a vote:

■	Election of three nominees as Class II directors to serve until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified; and
■	Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. You may vote “For” or “Against” or abstain from voting to approve the Authorized Shares Amendment. You may vote “For” or “Against” or abstain from voting to ratify the selection of Ernst & Young LLP.

The procedures for voting are simple:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.

■	To vote at the virtual Annual Meeting you will need the 16-digit control number included with these proxy materials at the Annual Meeting.
■	To vote using a proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
■	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and 16-digit control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Daylight Time on June 7, 2022 to be counted.
■	To vote through the internet, go to http://www.proxyvote.com to complete an electronic voting instruction form. You will be asked to provide the 16-digit control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Daylight Time on June 7, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other nominee, you should have received information containing voting instructions from that organization rather than from Paratek. Simply follow the voting instructions to ensure that your vote is counted. To vote at the Annual Meeting, you must obtain a legal proxy or broker’s proxy card from your broker, bank or other nominee. Follow the instructions from your broker, bank or other nominee included with these proxy materials or contact your broker, bank or other nominee to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

50	2022 Proxy Statement

Questions and Answers about These Proxy Materials and Voting

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2022.

What happens if I do not vote?

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record and do not vote by completing your proxy card, by telephone, through the internet, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other nominee how to vote your shares, the question of whether your broker, bank or other nominee will still be able to vote your shares depends on whether the applicable rules deem the particular proposal to be a “routine” matter. Brokers, banks and other nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested), executive compensation (including any advisory shareholder votes on executive compensation and on the frequency of shareholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that your broker, bank or other nominee may not vote your shares on Proposal 1 without your instructions but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees as Class II directors, and “For” the ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. This cost also includes support for the hosting of the virtual Annual Meeting. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

■	You may submit another properly completed proxy card with a later date.
■	You may grant a subsequent proxy by telephone or through the internet.
■	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 75 Park Plaza, 3rd Floor, Boston, Massachusetts, 02116.
■	You may attend the virtual Annual Meeting and vote electronically. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

2022 Proxy Statement	51

Questions and Answers about These Proxy Materials and Voting

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Why a Virtual Meeting?

Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and shareholders, this year we are once again relying on the latest technology to host a virtual Annual Meeting. Shareholders will be able to attend the Annual Meeting online and submit questions by visiting www.virtualshareholdermeeting.com/PRTK2022. Shareholders will also be able to vote their shares electronically during the Annual Meeting.

What if During the Check-In Time or During the Annual Meeting I have Technical Difficulties or Trouble Accessing the Virtual Meeting Website?

There will be technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

When are shareholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 23, 2022, to our Corporate Secretary at 75 Park Plaza, 3rd Floor, Boston, MA 02116, provided, however, that if our 2023 annual meeting of shareholders is held before May 9, 2023, or after July 8, 2023, then the reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2022 annual meeting of shareholders. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary at the address above no earlier than February 8, 2023, and no later than March 10, 2023, except that if our 2023 annual meeting of shareholders is held before May 9, 2023, or after July 8, 2023, notice by the shareholder to be timely must be received not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of shareholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for Proposal 1, votes “For,” “Withhold” and, if applicable, broker non-votes, and (b) with respect to Proposal 2, votes “For,” “Against,” abstentions and, if applicable, broker non-votes.

Abstentions will be counted towards the vote total for Proposals 2 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposals 1 and 2. However, due to the fact that brokers, banks and other nominees generally have discretionary authority to vote on Proposal 2, we do not expect broker non-votes on this proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the Nasdaq Stock Market, or Nasdaq, to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

52	2022 Proxy Statement

Questions and Answers about These Proxy Materials and Voting

How many votes are needed to approve each proposal?

■	For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Abstentions and broker non-votes will have no effect on the results of this vote.
■	The ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2022, requires the affirmative vote of a majority of the shares entitled to vote and present or represented by proxy, at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the results of this vote. However, brokers, banks and other nominees generally have the discretionary authority to vote on this proposal, so we do not expect broker non-votes on this proposal.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 54,478,506 shares outstanding and entitled to vote. Thus, the holders of 27,239,253 shares must be present or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote electronically at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

If I and other members of my household own Paratek shares in different accounts, will we receive multiple sets of materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Paratek shareholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Paratek. Direct your written request to Corporate Secretary, Paratek Pharmaceuticals, Inc., 75 Park Plaza, 3rd Floor, Boston, MA 02116, or telephone (617) 807-6600. Shareholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

2022 Proxy Statement	53

Questions and Answers about These Proxy Materials and Voting

How may I communicate directly with members of Paratek’s Board of Directors?

Shareholders and other interested parties may communicate directly with the Board of Directors by writing to:

Board of Directors
c/o Corporate Secretary
Paratek Pharmaceuticals, Inc.
75 Park Plaza, 3rd Floor,
Boston, MA 02116

The Corporate Secretary will forward such communications to the Board of Directors at or prior to the next meeting of the Board.

Shareholders and other interested parties wishing to communicate only with the independent directors, specific committees or an individual director should address their communications to such committee or director(s), care of the Corporate Secretary. These communications will be handled by the Corporate Secretary and forwarded to the applicable director(s) and/or committee(s) at or prior to the next meeting of such director(s).

The Board of Directors or the recipient directors will determine, in their sole discretion, how any such communications will be reviewed and considered.

54	2022 Proxy Statement

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2021, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements, except for, due to an administrative oversight, five late Form 4s filed on June 8, 2021 on behalf of Dr. Loh, Mr. Bigham, Mr. Brenner, Mr. Haskel and Mr. Woodrow, which reported 91,636 PRSUs, 85,909 PRSUs, 28,636 PRSUs, 28,636 PRSUs, and 42,955 PRSUs, respectively, that vested on May 27, 2021.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon email or written request to: Corporate Secretary, Paratek Pharmaceuticals, Inc., 75 Park Plaza, 3rd Floor, Boston, MA 02116, or by email at: ir@paratekpharma.com.

2022 Proxy Statement	55

PARATEK PHARMACEUTICALS, INC.
75 PARK PLAZA, 3RD FLOOR
BOSTON, MA 02116

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/PRTK2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D78687-P68957	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PARATEK PHARMACEUTICALS, INC.
	For	Withhold	For All
	All	All	Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐
To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

Nominees:

	01)	Thomas J. Dietz, Ph.D.
	02)	Timothy R. Franson, M.D.
	03)	Evan Loh, M.D.

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Form 10-K and Shareholder Letter are available at www.proxyvote.com.

D78688-P68957

PARATEK PHARMACEUTICALS, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Shareholders
June 8, 2022, 9:30 am Eastern Daylight Time

The shareholder(s) hereby appoint(s) William M. Haskel and Sarah Higgins, or either of them, as proxies and attorneys-in-fact, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Paratek Pharmaceuticals, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 9:30 AM, Eastern Daylight Time on June 8, 2022 and any adjournment, continuation or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2, AND AT THE PROXYHOLDER’S DISCRETION, ON SUCH OTHER MATTERS, IF ANY, THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side